The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 12, 2019

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated June 3, 2019)	Registration No. 333-231502

$

Hallmark Financial Services, Inc.

    % Senior Unsecured Notes due 2029

Hallmark Financial Services, Inc. (“Hallmark”) is offering $            in aggregate principal amount of      % Senior Unsecured Notes due 2029 (the “Notes”). The Notes will mature on August 15, 2029. The Notes will bear interest at the rate of      % per year. We will pay interest on the Notes semi-annually in arrears, commencing on February 15, 2020. Hallmark may, at its option, redeem the Notes at any time or from time to time, in whole or in part, at the applicable redemption price set forth under “Description of Notes—Optional Redemption.”

The Notes will be unsecured obligations of Hallmark only and will not be obligations of or guaranteed by any of its subsidiaries. The Notes will rank senior in right of payment to any of Hallmark’s existing and future indebtedness that is by its terms expressly subordinated or junior in right of payment to the Notes. The Notes will rank equally in right of payment to all of Hallmark’s existing and future senior indebtedness, but will be effectively subordinated to any secured indebtedness to the extent of the value of the collateral securing such secured indebtedness. In addition, the Notes will be structurally subordinated to the indebtedness and other obligations of Hallmark’s subsidiaries.

The Notes are a new issue of securities for which there is no currently established trading market. We do not intend to list the Notes on any securities exchange.

The Notes will be issued only in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Per Note	Total
Public offering price (1)%	$
Underwriting discount %	$
Proceeds to Hallmark Financial Services, Inc. (2)%	$

(1) Plus accrued interest, if any, from August      , 2019, which is the fifth business day following the date of this prospectus supplement.

(2) Before deducting expenses of the offering.

An investment in the Notes involves risks. You should carefully consider the information under the heading “Risk Factors” on page S-9 of this prospectus supplement before investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form through the facilities of The Depository Trust Company against payment in New York, New York on August      , 2019. Beneficial interests in the Notes will be shown on, and transfer will be effected only through, records maintained by The Depository Trust Company and its participants.

Sole Book-Running Manager

The date of this prospectus supplement is August    , 2019.

TABLE OF CONTENTS

Prospectus Supplement

Accompanying Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement on Form S-3 (Registration No. 333-231502) filed with the U.S. Securities and Exchange Commission (“SEC”). To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, any related free writing prospectus and the other information to which we refer you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell the offered securities. You should not consider this prospectus supplement and the accompanying prospectus to be an offer or solicitation relating to the Notes if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive such an offer or solicitation. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of each document and that the information incorporated by reference is accurate only as of the date the respective information was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, or as otherwise expressly stated, in this prospectus the term “Hallmark” refers solely to Hallmark Financial Services, Inc. and the terms “we,” “our” and “us” refer collectively to Hallmark and its subsidiaries. Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the materials incorporated herein and therein by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbors created thereby. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate” or similar expressions. These statements include the plans and objectives of management for future operations, including plans and objectives relating to future growth of our business activities and availability of funds. Statements regarding the following subjects are forward-looking by their nature:

•	our business and growth strategies;
•	our performance goals;
•	our projected financial condition and operating results;
•	our understanding of our competition;
•	industry and market trends;
•	the impact of technology on our products, operations and business;
•	our use of the proceeds of any offering; and
•	any other statements or assumptions that are not historical facts.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the materials incorporated herein and therein by reference are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework, weather-related events and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying these forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus supplement, the accompanying prospectus and the materials incorporated herein or therein by reference will prove to be accurate. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that would cause actual results to differ materially from those expressed or implied by such statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the Notes.

Hallmark Financial Services, Inc.

Who We Are

We are a diversified property and casualty insurance group that serves businesses and individuals in specialty and niche markets. We offer specialty commercial insurance, standard commercial insurance and personal insurance in selected market subcategories that are characteristically low-severity and predominately short-tailed risks. We focus on marketing, distributing, underwriting and servicing property and casualty insurance products that require specialized underwriting expertise or market knowledge. We believe this approach provides us the best opportunity to achieve favorable policy terms and pricing. The insurance policies we produce are written by our six insurance company subsidiaries as well as unaffiliated insurers.

We market, distribute, underwrite and service our property and casualty insurance products primarily through seven business units, each of which has a specific focus.

•	Our Commercial Auto business unit offers primary and excess commercial vehicle insurance products and services.

•	Our E&S Casualty business unit offers primary and excess liability, excess public entity liability and E&S package insurance products and services.

•	Our E&S Property business unit offers primary and excess commercial property insurance for both catastrophe and non-catastrophe exposures.

•	Our Professional Liability business unit offers healthcare and financial lines professional liability insurance products and services primarily for businesses, medical professionals, medical facilities and senior care facilities.

•	Our Aerospace & Programs business unit offers general aviation and satellite launch property and casualty insurance products and services, as well as certain specialty programs.

•	Our Commercial Accounts business unit offers package and monoline property and casualty insurance products and services.

•	Our Specialty Personal Lines business unit offers non-standard personal automobile and renters insurance products and services.

Our Commercial Accounts business unit also handles the runoff of occupational accident policies which we ceased to market or renew effective June 1, 2016. Our former Workers Compensation operating unit specialized in small and middle market workers compensation business. Effective July 1, 2015, we no longer market or retain any risk on new or renewal workers compensation policies.

Each business unit has its own management team with significant experience in distributing products to its target markets and proven success in achieving underwriting profitability. Each business unit is responsible for marketing, distribution and underwriting while we provide capital management, claims management, reinsurance, actuarial, investment, financial reporting, technology and legal services and other administrative support at the parent level. We believe this approach optimizes our operating results by allowing us to effectively penetrate our selected specialty and niche markets while maintaining operational controls, managing risks, controlling overhead and efficiently allocating our capital across business units. We expect future growth to be derived from organic growth in the premium production of our existing business units and selected opportunistic acquisitions that meet our criteria.

Our insurance company subsidiaries are American Hallmark Insurance Company of Texas (“AHIC”), Hallmark Insurance Company (“HIC”), Hallmark Specialty Insurance Company (“HSIC”), Hallmark County Mutual Insurance Company (“HCM”), Hallmark National Insurance Company (“HNIC”) and Texas Builders Insurance Company (“TBIC”). AHIC, HIC, HSIC and HNIC have entered into a pooling arrangement pursuant to which each insurance company retains a portion of the net premiums written by any of them. A.M. Best Company (“A.M. Best”), a nationally recognized insurance industry rating service and publisher, has pooled its ratings of these four insurance company subsidiaries and assigned a financial strength rating of “A–” (Excellent) and an issuer credit rating of “a-” to each of these individual insurance company subsidiaries and to the pool formed by these four insurance company subsidiaries. Also, A.M. Best has assigned a financial strength rating of “A–” (Excellent) and an issuer credit rating of “a-” to HCM. A.M. Best does not assign a financial strength rating or an issuer credit rating to TBIC.

What We Do

We market commercial and personal lines property and casualty insurance products which are tailored to the risks and coverages required by the insured. We believe that most of our target markets are underserved by larger property and casualty insurers because of the specialized nature of the underwriting required. We are able to offer these products profitably as a result of the expertise of our experienced underwriters. We also believe our long-standing relationships with independent general agencies and retail agents and the service we provide differentiate us from larger property and casualty insurers.

We market our property and casualty insurance products through independent general agents, retail agents and specialty brokers. Therefore, our relationships with independent agents and brokers are critical to our ability to identify, attract and retain profitable business. Each of our business units has developed its own tailored approach to establishing and maintaining its relationships with these independent distributors of our products. These strategies focus on providing excellent service to our agents and brokers, maintaining a consistent presence in our target niche and specialty markets through hard and soft market cycles, and fairly compensating the agents and brokers who market our products. Our business units also regularly evaluate independent general and retail agents based on the underwriting profitability of the business they produce and their performance in relation to our objectives.

Our Competitive Strengths

We believe that we enjoy the following competitive strengths:

•	Specialized market knowledge and underwriting expertise. All of our business units possess extensive knowledge of the specialty and niche markets in which they operate, which we believe allows them to effectively structure and market their property and casualty insurance products.

•	Tailored market strategies. Each of our business units has developed its own customized strategy for penetrating the specialty or niche markets in which it operates. These strategies include distinctive product structuring, marketing, distribution, underwriting and servicing approaches by each business unit. As a result, we are able to structure our property and casualty insurance products to serve the unique risk and coverage needs of our insureds. We believe these market-specific strategies enable us to provide policies tailored to the target customer that are appropriately priced and fit our risk profile.

•	Superior agent and customer service. We believe tailoring the underwriting, billing, customer service and claims management functions to the needs of each business unit allows us to provide superior service to both our independent agents and insured customers. The easy-to-use interfaces and responsiveness of our business units enhance their relationships with the independent agents who sell our policies. We also believe our consistency in offering our insurance products through hard and soft markets helps to build and maintain the loyalty of our independent agents. Our customized products, flexible payment plans and prompt claims processing are similarly beneficial to our insureds.

•	Market diversification. We believe operating in various specialty and niche segments of the property and casualty insurance market diversifies both our revenues and our risks. We also believe our business units generally operate on different market cycles, producing more earnings stability than if we focused entirely on one product. As a result of the pooling arrangement among four of our insurance company subsidiaries, we are able to efficiently allocate our capital among these various specialty and niche markets in response to market conditions and expansion opportunities. We believe this market diversification reduces our risk profile and enhances our profitability.

•	Reinsurance relationships. We believe that our long-term relationships with highly-rated and well-respected reinsurance partners allows us to effectively manage the volatility and catastrophic risks associated with our business. These relationships are particularly important in acquiring reinsurance for new products as we gain the critical mass needed to reduce volatility and support our actuarial assumptions.

•	Experienced management team. Our senior corporate management team has extensive insurance experience. In addition, our business units have strong management and underwriting teams with extensive insurance industry experience. Our management has significant experience in all aspects of property and casualty insurance, including underwriting, claims management, actuarial analysis, reinsurance and regulatory compliance. In addition, Hallmark’s senior management has a strong track record of acquiring businesses that expand our product offerings and improve our profitability profile.

Our Strategy

We strive to become a “Best in Class” specialty insurance company offering products in specialty and niche markets through the following strategies:

•	Focusing on underwriting discipline and operational efficiency. We seek to consistently generate an underwriting profit on the business we write in hard and soft markets. Our business units have a strong track record of underwriting discipline and operational efficiency, which we seek to continue. We believe that in soft markets our competitors often offer policies at a low or negative underwriting profit in order to maintain or increase their premium volume and market share. In contrast, we seek to write business based on its profitability rather than focusing solely on premium production. To that end, we provide financial incentives to many of our underwriters and independent agents based on underwriting profitability.

•	Achieving organic growth in our existing business lines. We believe we can achieve organic growth in our existing business lines by consistently providing our insurance products through market cycles, expanding geographically, expanding our product offerings, expanding our agency relationships and further penetrating our existing customer base. We believe our extensive market knowledge and strong agency relationships position us to compete effectively in our various specialty and niche markets. We also believe there is a significant opportunity to expand some of our existing business lines into new geographic areas and through new agency relationships while maintaining our underwriting discipline and operational efficiency. In addition, we believe there is an opportunity for some of our business units to further penetrate their existing customer bases with additional products offered by other business units.

•	Pursuing selected, opportunistic acquisitions. We seek to opportunistically acquire insurance organizations that operate in specialty or niche property and casualty insurance markets that are complementary to our existing operations. We seek to acquire companies with experienced management teams, stable loss results and strong track records of underwriting profitability and operational efficiency. Where appropriate, we intend to ultimately retain profitable business produced by the acquired companies that would otherwise be retained by unaffiliated insurers. Our management has significant experience in evaluating potential acquisition targets, structuring transactions to ensure continued success and integrating acquired companies into our operational structure.

•	Maintaining a strong balance sheet. We seek to maintain a strong balance sheet by employing conservative investment, reinsurance and reserving practices and to measure our performance based on long-term growth in book value per share.

The Offering

The following summary contains basic information about the Notes and the offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer	Hallmark Financial Services, Inc.

Securities Offered	$ aggregate principal amount of % Senior Unsecured Notes due 2029.

Maturity Date	August 15, 2029.

Interest Rate	% per annum, computed on the basis of a 360-day year of twelve 30-day months, from August , 2019.

Interest Payment Dates	Semi-annually in arrears, commencing on February 15, 2020.

Price to Public	% of the principal amount, plus accrued interest, if any, from August , 2019.

Ranking	The Notes will be unsecured obligations of Hallmark Financial Services, Inc. and will rank senior in right of payment to any of Hallmark’s existing and future indebtedness that is by its terms expressly subordinated or junior in right of payment to the Notes. The Notes will rank equally in right of payment to all of Hallmark’s existing and future senior indebtedness, but will be effectively subordinated to any secured indebtedness to the extent of the value of the collateral securing such secured indebtedness. In addition, the Notes will be structurally subordinated to the indebtedness and other obligations of Hallmark’s subsidiaries, including claims of their policyholders, reinsurers and other creditors. At June 30, 2019, we had approximately $85.8 million of indebtedness outstanding on a consolidated basis, of which approximately $30.0 million was secured indebtedness and none was subsidiary indebtedness.

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $ million, after deducting underwriting discounts and commissions and other estimated offering expenses. We intend to use $30.0 million of the net proceeds to repay all of our outstanding secured indebtedness and the remainder for working capital and general corporate purposes.

Optional Redemption

At any time, or from time to time, prior to May 15, 2029 (the “Par Call Date”), the Notes will be redeemable at our option at a redemption price equal to the greater of:

•     100% of the principal amount of the Notes to be redeemed; or

•     the sum of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) from the redemption date to the Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined under “Description of the Notes—Optional Redemption), plus       basis points;

plus, in each case, accrued and unpaid interest on the principal amount of any Notes to be redeemed to, but excluding, the redemption date.

At any time and from time to time on or after the Par Call Date, we may redeem the Notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of any Notes to be redeemed to, but excluding, the redemption date.

Default	The Notes will contain events of default, the occurrence of which may result in the acceleration of Hallmark’s obligations under the Notes in certain circumstances. See “Description of the Notes—Events of Default; Waiver.”

Certain Covenants

The Notes will be issued under an indenture and supplemental indenture (collectively, the “Indenture”) to be dated as of the issuance date between Hallmark and The Bank of New York Mellon Trust Company, N.A., as Trustee. The Indenture will contain certain covenants restricting our ability to:

•     incur additional indebtedness;

•     make certain payments;

•     create liens on the stock of certain subsidiaries;

•     dispose of certain assets; and

•     merge or consolidate with other entities.

These covenants will be subject to significant exceptions. See “Description of Notes—Certain Covenants.”

Form	The Notes will be evidenced by global notes deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”). Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Book-Entry, Delivery and Form of Notes.”

Denominations	The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Currency	Principal and interest on the Notes will be payable in U.S. dollars.

Future Issuances	Subject to its compliance with certain covenants, Hallmark may, without notice to or consent of the holders of the Notes, increase the aggregate principal amount of the Notes outstanding by issuing additional notes in the future with the same terms as the Notes, except for the issue date and offering price. Such additional notes will be consolidated with the Notes issued in this offering and form a single series.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The Indenture and the Notes will be governed by the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended.

Tax Considerations	You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors	An investment in the Notes involves certain risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” beginning on page S-9, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Selected Consolidated Financial Data

The following selected consolidated financial data is qualified in its entirety by and should be read in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other detailed information in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, each of which is incorporated herein by reference. The results of operations for the six months ended June 30, 2019 may not be indicative of the operating results to be expected for the full year.

	Six Months
	Ended June 30,	Year Ended December 31
	2019	2018	2017	2016	2015	2014
	(in thousands, except per share data)
Statement of Operations Data:
Gross premiums written	$405,552	$663,015	$604,156	$549,077	$514,223	$473,218
Ceded premiums written	(164,306)	(299,217)	(238,573)	(187,248)	(157,279)	(148,866)
Net premiums written	241,246	363,798	365,583	361,829	356,944	324,352
Change in unearned premiums	(35,717)	(711)	(4,546)	(8,459)	(7,863)	(3,135)
Net premiums earned	205,529	363,087	361,037	353,370	349,081	321,217

Investment income, net of expenses	10,523	18,232	18,874	16,342	13,969	12,383
Investment gains (losses), net	18,754	(10,195)	(205)	(369)	2,503	134
Finance charges	3,531	5,115	3,867	4,977	5,952	5,279
Commission and fees	657	2,928	1,679	1,427	213	(1,694)
Other income	30	101	269	205	684	47
Total revenues	239,024	379,268	385,521	375,952	372,402	337,366

Loss and loss adjustment expenses	143,313	256,028	288,308	253,688	230,149	210,055
Operating expenses	56,582	103,424	106,805	106,769	103,993	101,427
Interest expense	2,493	4,545	4,512	4,549	3,906	4,576
Amortization of intangible assets	1,234	2,468	2,468	2,468	2,468	2,526
Total expenses	203,622	366,465	402,093	367,474	340,516	318,584

Income (loss) before tax	35,402	12,803	(16,572)	8,478	31,886	18,782
Income tax expense (benefit)	7,348	2,456	(5,019)	1,952	10,023	5,353
Net income (loss)	28,054	10,347	(11,553)	6,526	21,863	13,429

Fixed charge coverage ratio (1)	10.4	6.4	(2.1)	3.4	9.8	5.7

	As of June 30,	As of December 31
	2019	2018	2017	2016	2015	2014
	(In thousands)
Balance Sheet Items:
Total investments	$629,745	$627,914	$661,333	$654,119	$578,829	$507,229
Reinsurance recoverable	$300,155	$252,029	$182,928	$147,821	$114,287	$109,719
Total assets (2)	$1,405,768	$1,264,894	$1,231,126	$1,162,460	$1,075,547	$979,765
Revolving credit facility payable (3)	$30,000	$30,000	$30,000	$30,000	$30,000	$-
Subordinated debt securities (4)	$55,830	$55,804	$55,753	$55,701	$55,649	$55,598
Reserves for unpaid losses and loss adjustment expenses	$551,543	$527,247	$527,100	$481,567	$450,878	$415,135
Unearned premiums	$351,630	$298,061	$276,642	$241,254	$216,407	$196,826
Total liabilities (2)	$1,116,232	$1,009,362	$980,008	$896,724	$813,521	$727,728
Total stockholders' equity	$289,536	$255,532	$251,118	$265,736	$262,026	$252,037

Other items:
Debt to Capital Ratio (5)	22.9%	25.1%	25.5%	24.4%	24.6%	18.1%
Statutory surplus	NA	$246,966	$233,320	$248,413	$247,184	$210,029
Surplus to authorized control level risk based capital	NA	578.6%	605.7%	707.1%	722.8%	739.8%

(1)	Represents (a) net income plus income tax expense, interest expense, amortization of intangible assets, and decrease (increase) in net unrealized gains on equity securities, divided by (b) interest expense.

(2)	Amounts prior to 2016 have been adjusted for the adoption of ASU 2015-03 which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts.

(3)	Represents amounts outstanding under a revolving credit facility from Frost Bank for the sole purpose of capital contributions to AHIC and HIC. No amount is outstanding under a separate $15.0 million revolving credit facility from Frost Bank for working capital purposes.

(4)	Represents $30.9 million of trust preferred securities due in 2035 and $25.8 million of trust preferred securities due in 2037. As of June 30, 2019, there was $872 thousand of unamortized debt issuance cost.

(5)	Calculated as defined in “Description of the Notes – Certain Covenants – Limitation on Incurrence of Indebtedness.”

RISK FACTORS

Investing in the Notes involves a number of risks. Before making an investment decision, you should carefully consider the risks and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider, among other things, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2018, incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the Notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Hallmark

Our success depends on our ability to price accurately the risks we underwrite.

Our results of operations and financial condition depend on our ability to underwrite and set premium rates accurately for a wide variety of risks. Adequate rates are necessary to generate premiums sufficient to pay losses, loss settlement expenses and underwriting expenses and to earn a profit. To price our products accurately, we must collect and properly analyze a substantial amount of data; develop, test and apply appropriate pricing techniques; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully, and as a result price our products accurately, is subject to a number of risks and uncertainties, some of which are outside our control, including:

•	the availability of sufficient reliable data and our ability to properly analyze available data;
•	the uncertainties that inherently characterize estimates and assumptions;
•	our selection and application of appropriate pricing techniques; and
•	changes in applicable legal liability standards and in the civil litigation system generally.

Consequently, we could underprice risks, which would adversely affect our profit margins, or we could overprice risks, which could reduce our sales volume and competitiveness. In either case, our profitability could be materially and adversely affected.

Our results may fluctuate as a result of cyclical changes in the property and casualty insurance industry.

Our revenue is primarily attributable to property and casualty insurance, which as an industry is cyclical in nature and has historically been characterized by soft markets followed by hard markets. A soft market is a period of relatively high levels of price competition, less restrictive underwriting standards and generally low premium rates. A hard market is a period of capital shortages resulting in lack of insurance availability, relatively low levels of competition, more selective underwriting of risks and relatively high premium rates. If we find it necessary to reduce premiums or limit premium increases due to competitive pressures on pricing in a softening market, we may experience a reduction in our premiums written and in our profit margins and revenues, which could adversely affect our financial results.

Estimating reserves is inherently uncertain. If our loss reserves are not adequate, it will have an unfavorable impact on our results.

We maintain loss reserves to cover our estimated ultimate liability for unpaid losses and loss adjustment expenses (“LAE”) for reported and unreported claims incurred as of the end of each accounting period. Reserves represent management’s estimates of what the ultimate settlement and administration of claims will cost and are not reviewed by an independent actuary. These estimates, which generally involve actuarial projections, are based on management’s assessment of facts and circumstances then known, as well as estimates of future trends in claim severity and frequency, judicial theories of liability, and other factors. These variables are affected by both internal and external events, such as changes in claims handling procedures, inflation, judicial trends and legislative changes. Many of these factors are not quantifiable. Additionally, there may be a significant lag between the occurrence of an event and the time it is reported to us. The inherent uncertainties of estimating reserves are greater for certain types of liabilities, particularly those in which the various considerations affecting the type of claim are subject to change and in which long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually refined in a regular and ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Our loss and LAE reserves, net of reinsurance recoverable on unpaid loss and LAE, were $302.4 million as of June 30, 2019. Because setting reserves is inherently uncertain, there can be no assurance that the current reserves will prove adequate.

Our failure to maintain favorable financial strength ratings could negatively impact our ability to compete successfully.

Third-party rating agencies assess and rate the claims-paying ability of insurers based upon criteria established by the agencies. AHIC, HIC, HSIC and HNIC have entered into a pooling arrangement, pursuant to which AHIC retains 34% of the net premiums written by any of them, HIC retains 32% of the net premiums written by any of them, HSIC retains 24% of the net premiums written by any of them and HNIC retains 10% of the net premiums written by any of them. A.M. Best has pooled its ratings of these four insurance company subsidiaries and assigned a financial strength rating of “A–” (Excellent) and an issuer credit rating of “a-” to each of these individual insurance company subsidiaries and to the pool formed by these four insurance company subsidiaries. Also, A.M. Best has assigned HCM a financial strength rating of “A–” (Excellent) and an issuer credit rating of “a-”. A.M. Best does not assign a financial strength rating or an issuer credit rating to TBIC.

These financial strength ratings are used by policyholders, insurers, reinsurers and insurance and reinsurance intermediaries as an important means of assessing the financial strength and quality of insurers. These ratings are not recommendations to buy, sell or hold our common stock or Notes. Our ratings are subject to change at any time and could be revised downward or revoked at the sole discretion of the rating agencies. We believe that the ratings assigned by A.M. Best are an important factor in marketing our products. Our ability to retain our existing business and to attract new business in our insurance operations depends largely on these ratings. Our failure to maintain our ratings, or any other adverse development with respect to our ratings, could cause our current and future independent agents and insureds to choose to transact their business with more highly rated competitors. If A.M. Best downgrades our ratings or publicly indicates that our ratings are under review, it is likely that we would not be able to compete as effectively with our competitors, and our ability to sell insurance policies could decline. If that happened, our sales and earnings would decrease. For example, many of our agencies and insureds have guidelines that require us to have an A.M. Best financial strength rating of “A-” (Excellent) or higher. A reduction of our A.M. Best rating below “A-” would prevent us from issuing policies to insureds or potential insureds with such ratings requirements.

Lenders and reinsurers also use our A.M. Best ratings as a factor in deciding whether to transact business with us. The failure of our insurance company subsidiaries to maintain their current ratings could dissuade a lender or reinsurance company from conducting business with us or might increase our interest or reinsurance costs. In addition, a ratings downgrade by A.M. Best below “A-” would require us to post collateral in support of our obligations under certain of our reinsurance agreements pursuant to which we assume business.

The loss of key executives could disrupt our business.

Our success will depend in part upon the continued service of certain key executives. Our success will also depend on our ability to attract and retain additional executives and personnel. The loss of key personnel, or our inability to recruit and retain additional qualified personnel, could cause disruption in our business and could prevent us from fully implementing our business strategies, which could materially and adversely affect our business, growth and profitability.

Our industry is very competitive, which may unfavorably impact our results of operations.

The property and casualty insurance market, our primary source of revenue, is highly competitive and, except for regulatory considerations, has very few barriers to entry. According to A.M. Best, there were 2,994 property and casualty insurance companies and 2,060 property and casualty insurance groups operating in North America as of July 2, 2018. Our competitors include entities that have, or are affiliated with entities that have, greater financial and other resources than we have. In addition, competitors may attempt to increase market share by lowering rates. In that case, we could experience reductions in our underwriting margins, or sales of our insurance policies could decline as customers purchase lower-priced products from our competitors. Losing business to competitors offering similar products at lower prices, or having other competitive advantages, could adversely affect our results of operations.

Our results may be unfavorably impacted if we are unable to obtain adequate reinsurance.

As part of our overall risk and capacity management strategy, we purchase reinsurance for significant amounts of risk, especially catastrophe risks that we and our insurance company subsidiaries underwrite. Our catastrophe and non-catastrophe reinsurance facilities are generally subject to annual renewal. We may be unable to maintain our current reinsurance facilities or to obtain other reinsurance facilities in adequate amounts and at favorable rates. The amount, availability and cost of reinsurance are subject to prevailing market conditions beyond our control, and may affect our ability to write additional premiums as well as our profitability. If we are unable to obtain adequate reinsurance protection for the risks we have underwritten, we will either be exposed to greater losses from these risks or be required to reduce the level of business that we underwrite, which will reduce our revenue.

If the companies that provide our reinsurance do not pay our claims in a timely manner, we could incur severe losses.

We purchase reinsurance by transferring, or ceding, part of the risk we have assumed to a reinsurance company in exchange for part of the premium we receive in connection with the risk. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve us of our liability to our policyholders. Accordingly, we bear credit risk with respect to our reinsurers. We cannot assure that our reinsurers will pay all of our reinsurance claims, or that they will pay our claims on a timely basis. However, we monitor the financial condition of reinsurers on an ongoing basis and review our reinsurance arrangements periodically. As of June 30, 2019, approximately 99% of our reinsurance recoverable balance was with reinsurers that had an A.M. Best or Standard & Poor’s rating of “A-“ or better. At June 30, 2019, we had a total of $451.0 million due us from reinsurers, including $300.1 million of recoverables from losses and $150.9 million in ceded unearned premiums. The largest amount due us from a single reinsurer as of June 30, 2019 was $130.1 million reinsurance and premium recoverable from Swiss Reinsurance America Corporation. If any of our reinsurers are unable or unwilling to pay amounts they owe us in a timely fashion, we could suffer a significant loss or a shortage of liquidity, which would have a material adverse effect on our business and results of operations.

Catastrophic losses are unpredictable and may adversely affect our results of operations, liquidity and financial condition.

Property and casualty insurance companies are subject to claims arising out of catastrophes that may have a significant effect on their results of operations, liquidity and financial condition. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hail storms, explosions, severe winter weather and fires, and may include man-made events, such as terrorist attacks. The incidence, frequency, and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.

Claims from catastrophic events could reduce our net income, cause substantial volatility in our financial results for any fiscal quarter or year or otherwise adversely affect our financial condition, liquidity or results of operations. Catastrophes may also negatively affect our ability to write new business. Increases in the value and geographic concentration of insured property and the effects of inflation could increase the severity of claims from catastrophic events in the future.

Catastrophe models may not accurately predict future losses.

Along with other insurers in the industry, we use models developed by third-party vendors in assessing our exposure to catastrophe losses that assume various conditions and probability scenarios. However, these models do not necessarily accurately predict future losses or accurately measure losses currently incurred. Catastrophe models, which have been evolving since the early 1990s, use historical information about various catastrophes and detailed information about our in-force business. While we use this information in connection with our pricing and risk management activities, there are limitations with respect to their usefulness in predicting losses in any reporting period. Examples of these limitations are significant variations in estimates between models and modelers and material increases and decreases in model results due to changes and refinements of the underlying data elements and assumptions. Such limitations lead to questionable predictive capability and post-event measurements that have not been well understood or proven to be sufficiently reliable. In addition, the models are not necessarily reflective of company or state-specific policy language, demand surge for labor and materials or loss settlement expenses, all of which are subject to wide variation by catastrophe. Because the occurrence and severity of catastrophes are inherently unpredictable and may vary significantly from year to year, historical results of operations may not be indicative of future results of operations.

We are subject to comprehensive regulation, and our results may be unfavorably impacted by these regulations.

We are subject to comprehensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than of the stockholders and other investors of the insurance companies. These regulations, generally administered by the department of insurance in each state in which we do business, relate to, among other things:

•	approval of policy forms and rates;
•	standards of solvency, including risk-based capital measurements, which are a measure developed by the National Association of Insurance Commissioners and used by the state insurance regulators to identify insurance companies that potentially are inadequately capitalized;
•	licensing of insurers and their agents;
•	restrictions on the nature, quality and concentration of investments;
•	restrictions on the ability of insurance company subsidiaries to pay dividends;
•	restrictions on transactions between insurance company subsidiaries and their affiliates;
•	requiring certain methods of accounting;
•	periodic examinations of operations and finances;
•	the use of non-public consumer information and related privacy issues;
•	the use of credit history in underwriting and rating;
•	limitations on the ability to charge policy fees;
•	the acquisition or disposition of an insurance company or of any company controlling an insurance company;
•	involuntary assignments of high-risk policies, participation in reinsurance facilities and underwriting associations, assessments and other governmental charges;
•	restrictions on the cancellation or non-renewal of policies and, in certain jurisdictions, withdrawal from writing certain lines of business;
•	prescribing the form and content of records of financial condition to be filed;
•	requiring reserves for unearned premium, losses and other purposes; and
•	with respect to premium finance business, the federal Truth-in-Lending Act and similar state statutes. In states where specific statutes have not been enacted, premium finance is generally subject to state usury laws that are applicable to consumer loans.

State insurance departments also conduct periodic examinations of the affairs of insurance companies and require filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters. Our business depends on compliance with applicable laws and regulations and our ability to maintain valid licenses and approvals for our operations. Regulatory authorities may deny or revoke licenses for various reasons, including violations of regulations. Changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could have a material adverse effect on our operations. In addition, we could face individual, group and class-action lawsuits by our policyholders and others for alleged violations of certain state laws and regulations. Each of these regulatory risks could have an adverse effect on our profitability.

State statutes limit the aggregate amount of dividends that our subsidiaries may pay Hallmark, thereby limiting its funds to pay expenses and dividends.

Hallmark is a holding company and a legal entity separate and distinct from its subsidiaries. As a holding company without significant operations of its own, Hallmark’s principal sources of funds are dividends and other sources of funds from its subsidiaries. State insurance laws limit the ability of Hallmark’s insurance company subsidiaries to pay dividends and require our insurance company subsidiaries to maintain specified minimum levels of statutory capital and surplus. The aggregate maximum amount of dividends permitted by law to be paid by an insurance company does not necessarily define an insurance company’s actual ability to pay dividends. The actual ability to pay dividends may be further constrained by business and regulatory considerations, such as the impact of dividends on surplus, by our competitive position and by the amount of premiums that we can write. Without regulatory approval, the aggregate maximum amount of dividends that could be paid to Hallmark in 2019 by our insurance company subsidiaries is $22.9 million. State insurance regulators have broad discretion to limit the payment of dividends by insurance companies and Hallmark’s right to participate in any distribution of assets of any one of our insurance company subsidiaries is subject to prior claims of policyholders and creditors except to the extent that its rights, if any, as a creditor are recognized. Consequently, Hallmark’s ability to pay debts, expenses and cash dividends to our stockholders may be limited.

Our insurance company subsidiaries are subject to minimum capital and surplus requirements. Failure to meet these requirements could subject us to regulatory action.

Our insurance company subsidiaries are subject to minimum capital and surplus requirements imposed under the laws of their respective states of domicile and each state in which they issue policies. Any failure by one of our insurance company subsidiaries to meet minimum capital and surplus requirements imposed by applicable state law will subject it to corrective action, which may include requiring adoption of a comprehensive financial plan, revocation of its license to sell insurance products or placing the subsidiary under state regulatory control. Any new minimum capital and surplus requirements adopted in the future may require us to increase the capital and surplus of our insurance company subsidiaries, which we may not be able to do.

We are subject to assessments and other surcharges from state guaranty funds, mandatory reinsurance arrangements and state insurance facilities, which may reduce our profitability.

Virtually all states require insurers licensed to do business therein to bear a portion of the unfunded obligations of impaired or insolvent insurance companies. These obligations are funded by assessments, which are levied by guaranty associations within the state, up to prescribed limits, on all member insurers in the state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer was engaged. Accordingly, the assessments levied on us by the states in which we are licensed to write insurance may increase as we increase our premiums written. In addition, as a condition to the ability to conduct business in certain states, insurance companies are required to participate in mandatory reinsurance funds. The effect of these assessments and mandatory reinsurance arrangements, or changes in them, could reduce our profitability in any given period or limit our ability to grow our business.

We monitor developments with respect to various state facilities, such as the Texas FAIR Plan and the Texas Windstorm Insurance Association. The impact of any catastrophe experience on these facilities could result in the facilities recognizing a financial deficit or a financial deficit greater than the level currently estimated. They may, in turn, have the ability to assess participating insurers when financial deficits occur, adversely affecting our results of operations. While these facilities are generally designed so that the ultimate cost is borne by policyholders, the exposure to assessments and the availability of recoupments or premium rate increases from these facilities may not offset each other in our financial statements. Moreover, even if they do offset each other, they may not offset each other in financial statements for the same fiscal period due to the ultimate timing of the assessments and recoupments or premium rate increases, as well as the possibility of policies not being renewed in subsequent years.

Adverse securities market conditions can have a significant and negative impact on our investment portfolio.

Our results of operations depend in part on the performance of our invested assets. As of June 30, 2019, 85% of our investment portfolio was invested in fixed-income securities. Certain risks are inherent in connection with fixed-income securities, including loss upon default and price volatility in reaction to changes in interest rates and general market factors. In general, the fair value of a portfolio of fixed-income securities increases or decreases inversely with changes in the market interest rates, while net investment income realized from future investments in fixed-income securities increases or decreases along with interest rates. In addition, 37% of our fixed-income securities have call or prepayment options. This subjects us to reinvestment risk should interest rates fall and issuers call their securities. Furthermore, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations. An investment has prepayment risk when there is a risk that cash flows from the repayment of principal might occur earlier than anticipated because of declining interest rates or later than anticipated because of rising interest rates.

In addition to the general risks described above, although the majority of our portfolio is investment-grade, our fixed-income securities are nonetheless subject to credit risk. If any of the issuers of our fixed-income securities suffer financial setbacks, the ratings on the fixed-income securities could fall (with a concurrent fall in market value) and, in a worst case scenario, the issuer could default on its obligations.

Future changes in the fair value of our available-for-sale fixed income securities will be reflected in other comprehensive income. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations could adversely affect our stockholders’ equity, total comprehensive income and/or cash flows.

We rely on independent agents and specialty brokers to market our products and their failure to do so would have a material adverse effect on our results of operations.

We market and distribute our insurance products exclusively through independent insurance agents and specialty insurance brokers. As a result, our business depends in large part on the marketing efforts of these independent agents and specialty brokers and on our ability to offer insurance products and services that meet the requirements of the independent agents, the specialty brokers and their customers. However, these independent agents and specialty brokers are not obligated to sell or promote our products and many sell or promote competitors’ insurance products in addition to our products. Some of our competitors have higher financial strength ratings, offer a larger variety of products, set lower prices for insurance coverage and/or offer higher commissions than we do. Therefore, we may not be able to continue to attract and retain independent agents and specialty brokers to sell our insurance products. The failure or inability of independent agents and specialty brokers to market our insurance products successfully could have a material adverse impact on our business, financial condition and results of operations.

A significant number of the independent agents and specialty brokers marketing and distributing our insurance products are affiliated with a relatively small group of wholesale insurance brokers. The independent agents and specialty brokers are largely autonomous in selecting the insurance products they offer. However, a change in our relationship with one or more of the wholesale brokers could cause them to influence their affiliated independent agents and specialty brokers to decrease or discontinue their promotion and sale of our insurance products resulting in a material adverse impact on our business, financial condition and results of operations.

We may experience difficulty in integrating acquisitions into our operations.

The successful integration of any newly acquired business into our operations will require, among other things, the retention and assimilation of their key management, sales and other personnel; the coordination of their lines of insurance products and services; the adaptation of their technology, information systems and other processes; and the retention and transition of their customers. Unexpected difficulties in integrating any acquisition could result in increased expenses and the diversion of management time and resources. If we do not successfully integrate any acquired business into our operations, we may not realize the anticipated benefits of the acquisition, which could have a material adverse impact on our financial condition and results of operations. Further, any potential acquisition may require significant capital outlay and, if we issue equity or convertible debt securities to pay for an acquisition, the issuance may be dilutive to our existing stockholders.

Our internal controls are not fail-safe.

We continually enhance our operating procedures and internal controls to effectively support our business and comply with our regulatory and financial reporting requirements. As a result of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control objectives have been or will be met, and that every instance of error or fraud has been or will be detected. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by individual acts or by collusion of two or more persons. The design of any system of controls is based in part upon assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Internal controls may also become inadequate because of changes in conditions, or the degree of compliance with policies or procedures may deteriorate. Further, the design of a control system must reflect resource constraints, and the benefits of controls must be considered relative to their costs. As a result of the inherent limitations in a cost-effective control system, misstatement due to error or fraud may occur and not be detected. Accordingly, our internal controls and procedures are designed to provide reasonable, not absolute, assurance that the control objectives are met.

Our geographic concentration ties our performance to the business, economic and regulatory conditions of certain states.

The following states accounted for approximately 54% of our gross written premiums for 2018: Texas (33%), California (9%), Arizona (5%), Florida (4%) and Oklahoma (3%). Our revenues and profitability are subject to the prevailing regulatory, legal, economic, political, demographic, competitive, weather and other conditions in the principal states in which we do business. Changes in any of these conditions could make it less attractive for us to do business in such states and would have a more pronounced effect on us compared to companies that are more geographically diversified. In addition, our exposure to severe losses from localized natural perils, such as windstorms or hailstorms, is increased in those areas where we have written significant numbers of property and casualty insurance policies.

The exclusions and limitations in our policies may not be enforceable.

Many of the policies we issue include exclusions or other conditions that define and limit coverage, which exclusions and conditions are designed to manage our exposure to certain types of risks and expanding theories of legal liability. In addition, many of our policies limit the period during which a policyholder may bring a claim under the policy, which period in many cases is shorter than the statutory period under which these claims can be brought by our policyholders. While these exclusions and limitations help us assess and control our loss exposure, it is possible that a court or regulatory authority could nullify or void an exclusion or limitation, or legislation could be enacted modifying or barring the use of these exclusions and limitations. This could result in higher than anticipated losses and LAE by extending coverage beyond our underwriting intent or increasing the number or size of claims, which could have a material adverse effect on our operating results. In some instances, these changes may not become apparent until sometime after we have issued the insurance policies that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a policy is issued.

We rely on our information technology and telecommunications systems and the failure or disruption of these systems could disrupt our operations and adversely affect our results of operations.

Our business is highly dependent upon the successful and uninterrupted functioning of our information technology and telecommunications systems. We rely on these systems to perform accounting, policy administration, actuarial and other modeling functions necessary for underwriting business, as well as to process and make claims and other payments. Our systems could fail of their own accord or might be disrupted by factors such as natural disasters, power disruptions or surges, cybersecurity intrusions or terrorist attacks. Failure or disruption of these systems for any reason could interrupt our business and adversely affect our results of operations.

Cybersecurity risks in particular are evolving and include malicious software, unauthorized access to data and other electronic security breaches. We have not experienced successful cybersecurity attacks in the past and believe that we have adopted appropriate measures to mitigate potential risks to our information technology systems. However, the timing, nature and scope of cybersecurity attacks are difficult to predict and prevent. Therefore, we could be subject to operational delays, compromised confidential or proprietary information, destruction or corruption of data, manipulation or improper use of our systems and networks, financial losses from remedial actions and/or damage to our reputation from cybersecurity attacks. A cybersecurity attack on our information technology systems could disrupt our business and adversely affect our results of operations and financial position.

Global climate change may have an adverse effect on our financial statements.

Although uncertainty remains as to the nature and effect of greenhouse gas emissions, we could suffer losses if global climate change results in an increase in the frequency and severity of natural disasters. As with traditional natural disasters, claims arising from these incidents could increase our exposure to losses and have a material adverse impact on our business, results of operations, and/or financial condition.

Risks Related to the Notes

There are limited covenants in the Indenture.

       Covenants in the Indenture limit the amount of total debt and secured debt that we may incur, as more fully discussed in “Description of the Notes—Certain Covenants.” However, notwithstanding these covenants, we will be able to incur a substantial amount of total debt and secured debt in the future.

       Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the Notes, including:

•	limiting Hallmark’s ability to satisfy its obligations with respect to the Notes;
•	increasing our vulnerability to general adverse economic and industry conditions;
•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and
•	putting us at a disadvantage compared to competitors with less indebtedness.

Although the Notes are “senior notes,” they will be effectively subordinate to Hallmark’s secured indebtedness and structurally subordinate to all liabilities of Hallmark’s subsidiaries. Effective and structural subordination increases the risk that Hallmark will be unable to meet its obligations on the Notes when they mature.

The Notes are unsecured and, therefore, will effectively be subordinated to any secured indebtedness of Hallmark currently outstanding or incurred in the future to the extent of the value of the collateral securing such indebtedness. As of the date of this prospectus supplement, Hallmark had $30.0 million of secured indebtedness outstanding under a revolving credit facility, all of which is expected to be repaid from the net proceeds of the offering of the Notes. However, the Indenture does not preclude the incurrence of secured indebtedness by Hallmark or its subsidiaries, subject to certain limitations. In the event of a bankruptcy or similar proceeding involving Hallmark, any of its assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under such secured indebtedness before any payments are made on the Notes.

The Notes will be obligations of Hallmark only, will not be obligations of its subsidiaries, and will not be guaranteed by any of its subsidiaries. In addition, the Notes will be structurally subordinated to all existing and future indebtedness and liabilities, including trade payables and lease obligations, of each of Hallmark’s present and future subsidiaries. Hallmark’s right to participate in any distribution of assets of its subsidiaries upon their liquidation or reorganization or otherwise, and thus your ability as a holder of the Notes to benefit indirectly from such distribution, will be subject to the prior claims of preferred equity holders (if any) and creditors of its present and future subsidiaries, except to the extent that Hallmark may be recognized as a creditor with allowed claims against the subsidiary. Subject to certain limitations under the Indenture, Hallmark’s present and future subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the Notes.

State statutes limit the aggregate amount of dividends that our subsidiaries may pay Hallmark, thereby limiting its funds to make principal and interest payments on debt obligations, including its obligations under the Notes.

As a holding company without significant operations of its own, Hallmark’s principal sources of funds are dividends and other payments from its subsidiaries. State insurance laws limit the ability of Hallmark’s insurance company subsidiaries to pay dividends and require its insurance company subsidiaries to maintain specified minimum levels of statutory capital and surplus. The aggregate maximum amount of dividends permitted by law to be paid by an insurance company does not necessarily define an insurance company’s actual ability to pay dividends. The actual ability to pay dividends may be further constrained by business and regulatory considerations, such as the impact of dividends on surplus, by our competitive position and by the amount of premiums that we can write. Without regulatory approval, the aggregate maximum amount of dividends that could be paid to Hallmark in 2019 by its insurance company subsidiaries is $22.9 million. State insurance regulators have broad discretion to limit the payment of dividends by insurance companies. Hallmark’s ability to pay interest on the Notes as it comes due and the principal of the Notes at their maturity may be limited by these regulatory constraints.

Hallmark may not be able to generate sufficient cash to service its debt obligations, including the Notes.

Hallmark’s ability to make payments on and to refinance its indebtedness, including the Notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities available to Hallmark sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness, including the Notes.

There may be no active trading market for the Notes.

The Notes will be a new issue of securities with no established trading market. We do not intend to apply to list the Notes on any securities exchange. Although representatives of the underwriters have advised us that, following completion of the offering of Notes, the underwriters currently intend to make secondary markets in the Notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. If an active trading market for the Notes does not develop or is not maintained, the market or trading price and liquidity of the Notes may be adversely affected. If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition and results of operations.

The price at which holders will be able to sell their Notes prior to maturity will depend on a number of factors and may be substantially less than the amount originally invested.

 We believe that the value of the Notes in any secondary market will be affected by the supply and demand of the Notes, the interest rate, their ranking and a number of other factors. The following factors may have an impact on the market value of the Notes:

•	United States interest rates. We expect that the market value of the Notes will be affected by changes in interest rates in the United States. In general, if U.S. interest rates increase, the market value of the Notes may decrease.
•	Our credit ratings, financial condition and results. Actual or anticipated changes in our A.M. Best ratings, other credit ratings, financial condition or results of operations may affect the market value of the Notes.
•	General economic conditions. General economic conditions may affect the market value of the Notes.
•	Market for similar securities. The market for similar securities may affect the market value of the Notes.

Some of these factors are interrelated in complex ways. As a result, the effect of any one factor, such as an increase in United States interest rates, may be offset or magnified by the effect of one or more other factors.

Holders of the Notes will have limited rights if there is an event of default.

For all types of default, including default in the payment of principal or interest on the Notes or in the performance of any other obligations under the Notes, the acceleration of the principal amount of the Notes can only be activated by the Trustee or the holders of at least 25% in principal amount of the outstanding Notes.

Hallmark may redeem the Notes before maturity, and holders of the redeemed Notes may be unable to reinvest the proceeds at the same or a higher rate of return.

Hallmark may redeem all or a portion of the Notes as described under “Description of the Notes—Optional Redemption.” If redemption does occur, holders of the redeemed Notes may be unable to reinvest the money received in the redemption at a rate that is equal to or higher than the rate of return on the Notes.

USE OF PROCEEDS

We expect that the net proceeds of this offering, after deducting underwriting discounts and commissions and other estimated offering expenses, will be approximately $               .   We intend to use $30.0 million of the net proceeds to repay all of our outstanding secured indebtedness. We will retain broad discretion over the use of the remaining net proceeds from the sale of the Notes. We currently anticipate that the remaining net proceeds will be used for working capital and general corporate purposes.

Revolving Credit Facilities

Our Second Restated Credit Agreement with Frost Bank (“Frost”) dated June 30, 2015, as amended to date, provides a $15.0 million revolving credit facility (“Facility A”), with a $5.0 million letter of credit sub-facility. The outstanding balance of the Facility A bears interest at a rate equal to the prime rate or LIBOR plus 2.5%, at our election. We pay an annual fee of 0.25% of the average daily unused balance of Facility A and letter of credit fees at the rate of 1.00% per annum. All principal and accrued interest on Facility A becomes due and payable on June 30, 2020. As of June 30, 2019, we had no outstanding borrowings under Facility A.

The Second Restated Credit Agreement with Frost also provides a $30.0 million revolving credit facility (“Facility B”), in addition to Facility A. We may use Facility B loan proceeds solely for the purpose of making capital contributions to AHIC and HIC. We may borrow, repay and reborrow under Facility B until December 17, 2019, at which time all amounts outstanding under Facility B are converted to a term loan. Through December 17, 2019, we pay Frost a quarterly fee of 0.25% per annum of the average daily unused balance of Facility B. Facility B bears interest at a rate equal to the prime rate or LIBOR plus 3.00%, at our election. Until December 17, 2019, interest only on amounts from time to time outstanding under Facility B are payable quarterly. Any amounts outstanding on Facility B as of December 17, 2019 are converted to a term loan payable in quarterly installments over five years based on a seven year amortization of principal plus accrued interest. All remaining principal and accrued interest on Facility B become due and payable on December 17, 2024. As of June 30, 2019, we had $30.0 million outstanding under Facility B.

The obligations under both Facility A and Facility B are secured by a security interest in the capital stock of AHIC and HIC. We intend to use $30.0 million of the net proceeds to repay all of our outstanding secured indebtedness and terminate both Facility A and Facility B with Frost.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2019, (i) on an actual basis; and (ii) as adjusted to give effect to the sale of the Notes offered hereby and the use of the net proceeds as set forth under “Use of Proceeds.” You should read this table in conjunction with the more detailed information, including our consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2019 (unaudited)
	(in thousands)
	Actual	As Adjusted

Revolving credit facility payable	$30,000		$—
Senior unsecured notes due 2029	—
Trust preferred securities due 2035 (less $463 unamortized issuance cost)	30,465		30,465
Trust preferred securities due 2037 (less $409 unamortized issuance cost)	25,365		25,365
Total indebtedness	$85,830	$

Common stock, $0.18 par value, 33,333,333 shares authorized; 20,872,831 shares issued	$3,757		$3,757
Additional paid-in capital	122,778		122,778
Retained earnings	189,249		189,249
Accumulated other comprehensive loss	(1,047)		(1,047)
Treasury stock (2,749,738 shares), at cost	(25,201)		(25,201)
Total shareholders' equity	289,536		289,536
Total capitalization	$375,366	$

FIXED CHARGE COVERAGE RATIO

The table below reflects our fixed charge coverage ratio for each of the periods indicated. We define our fixed charge coverage ratio as (a) net income plus income tax expense, interest expense, amortization of intangible assets, and decrease (increase) in net unrealized gains on equity securities, divided by (b) interest expense. The information set forth below should be read together with the financial statements and the accompanying notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2019		2018		2017		2016		2015		2014
	($ in thousands)
Net income	28,054		10,347		(11,553)		6,526		21,863		13,429
Plus income tax expense	7,348		2,456		(5,019)		1,952		10,023		5,353
Plus interest expense	2,493		4,545		4,512		4,549		3,906		4,576
Plus amortization of intangibles	1,234		2,468		2,468		2,468		2,468		2,526
Plus (increase) decrease in net unrealized gains on equity securities (1)	(13,116)		9,322		-		-		-		-
Total	26,013		29,138		(9,592)		15,495		38,260		25,884
Interest Expense	2,493		4,545		4,512		4,549		3,906		4,576
Fixed Charge Coverage Ratio	10.4	x	6.4	x	(2.1	x)	3.4	x	9.8	x	5.7	x

(1)	Reflects the adoption of ASU 2016-01 on January 1, 2018, which requires that equity investments which are not consolidated or accounted for under the equity method of accounting be measured at fair value with changes in fair value recognized in net income each reporting period.

DESCRIPTION OF THE NOTES

The Notes will be a series of our senior unsecured debt securities issued under a senior unsecured debt securities indenture to be dated August      , 2019 (referred to herein as the “base indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee” or “BNY Mellon”), as supplemented by a supplemental indenture with respect to the Notes. In this section, we refer to the base indenture, as supplemented by the supplemental indenture, as the Indenture. The following description of the Notes and the Indenture is not complete and is subject to and qualified in its entirety by reference to all of the provisions of the Notes and the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes. The following description of the particular terms of the Notes supplements and replaces any inconsistent information set forth under the heading “Description of Debt Securities” in the accompanying prospectus.

General

The Notes will constitute a separate series of senior unsecured debt securities under the Indenture and will be issued in an initial aggregate principal amount of $             and will mature on August 15, 2029 (referred to herein as the “maturity date”). The Notes will be issued only in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will be issued pursuant to the Indenture.

We may, without notice to or consent of any of the holders of the Notes, create and issue additional senior unsecured debt securities so that those additional senior unsecured debt securities would form a single series with the Notes (referred to herein as “same-series debt securities”) or that would form a new series of senior unsecured debt securities. Such same-series debt securities would have the same terms as the Notes in all respects, except for the issue date, the issue price and the initial interest payment date. The Notes offered by this prospectus supplement and any same-series debt securities would rank equally and ratably and would be treated as a single series of senior unsecured debt securities for all purposes under the Indenture.

The Notes will bear interest at the rate of       % per year, accruing from August      , 2019. Interest on the Notes will be payable semi-annually in arrears (each referred to herein as an “interest payment date”), commencing February 15, 2020, to the persons in whose names the Notes are registered at the close of business on the last day of the preceding calendar month. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or the maturity date of the Notes is not a business day, then payment of the principal and interest may be made on the next business day. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date or maturity date, as the case may be. A “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or the place for payment are authorized by law, regulation or executive order to remain closed.

The registered holder of a Note will be treated as the owner of the Note for all purposes. Only registered holders have rights under the Indenture. Payment of the principal of, and interest on, the Notes represented by a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note. See “Book-Entry, Delivery and Form of Notes” in this prospectus supplement for more information.

The Notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase by Hallmark at the option of the holders. In addition, the Notes will not be convertible into, or exchangeable for, any other securities.

We may from time to time purchase the Notes in the open market or otherwise.

Methods of Receiving Payments on the Notes

The Notes will be payable as to principal and interest at the office or agency of the paying agent (which may be Hallmark) or, at our option, payment of interest may be made by check mailed to the holders of the Notes at their addresses set forth in the register of holders, and provided that all payments of principal and interest with respect to Notes a holder of which owns at least $           million aggregate principal amount of Notes and has given wire transfer instructions to the paying agent at least ten business days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the holder thereof.

Optional Redemption

Prior to May 15, 2029 (the “Par Call Date”), we may redeem the Notes, at our option, at any time or from time to time, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to the Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus basis points;

plus, in each case, accrued and unpaid interest on the principal amount of any Notes to be redeemed to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the Notes, at our option, at any time or from time to time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of any Notes to be redeemed to, but excluding, the redemption date.

As used in this prospectus supplement:

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming that the Notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if the Independent Investment Banker only obtains one such Reference Treasury Dealer Quotation, such quotation.

“Independent Investment Banker” means the Reference Treasury Dealer selected by us.

“Reference Treasury Dealer” means each of Raymond James & Associates, Inc. and three other primary U.S. government securities dealers (each a “Primary Treasury Dealer”), as specified by us; provided, however, that if any of Raymond James & Associates, Inc. or any other Primary Treasury Dealer as specified by us shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

Redemption Procedures

We will provide notice of any optional redemption to the holders of Notes, with a copy to the Trustee, at least 10 days and not more than 60 days prior to the applicable redemption date delivered by first-class mail or electronic mail to each holder’s registered address or in accordance with the applicable procedures of DTC. Notwithstanding the foregoing, redemption notices may be delivered more than 60 days prior to a redemption date if such notice is issued in connection with the discharge of our obligations under the Notes pursuant to our exercise of the defeasance or satisfaction and discharge provisions under the Indenture.

If a redemption date occurs during the period beginning on an interest record date and ending on the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by Hallmark.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a by-lot basis to the extent practicable or, if a by-lot basis is not practicable for any reason, pro rata or in such other manner as the Trustee deems fair and appropriate, and in any case in accordance with the applicable procedures of DTC unless otherwise required by law or an applicable stock exchange (subject to such rounding as may be necessary so that Notes are redeemed in whole increments of $1,000 and no Note of $2,000 in original principal amount or less will be redeemed in part). If any Note in certificated form is to be redeemed in part only, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender and cancellation of the original Note.

Hallmark or any of its affiliates may, at any time or from time to time, acquire any Notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise, upon such terms and at such prices as Hallmark may determine (or as may be provided for in the Indenture), which may be more or less than the consideration for which such Notes are being sold and may be less than the redemption price in effect and could be for cash or other consideration, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Events of Default; Waiver

An “event of default,” as used in this prospectus supplement, means any of the following:

•	Hallmark’s default in the payment of any interest on the Notes when due, and continuance of such default for a period of 30 days;

•	Hallmark’s default in the payment of any principal of the Notes when due either at maturity, upon any redemption, acceleration, or otherwise;

•	Hallmark’s failure to perform any other covenant or agreement in the Indenture and the continuance of such default or breach for a period of 90 days after notice to Hallmark by the Trustee or by the holders of at least 25% in aggregate principal amount of the Notes (with a copy to the Trustee) stating that the notice is a “Notice of Default” and demanding it be remedied;

•	a court having jurisdiction enters a decree or order for relief in respect of Hallmark or a Material Subsidiary (as defined below) in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, or a decree or order adjudging Hallmark or a Material Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of Hallmark or a Material Subsidiary under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Hallmark or a Material Subsidiary or for any substantial part of their property, or ordering the winding-up or liquidation of the affairs of Hallmark or any Material Subsidiary, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;

•	Hallmark or a Material Subsidiary commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated as bankrupt or insolvent, or consents to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against Hallmark or a Material Subsidiary, or the filing by Hallmark or a Material Subsidiary of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by Hallmark or a Material Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Hallmark or a Material Subsidiary or of any substantial part of their property, or the making by Hallmark or a Material Subsidiary of an assignment for the benefit of creditors, or the taking of action by Hallmark or a Material Subsidiary in furtherance of any such action; or

•	a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by Hallmark or a Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Hallmark or a Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period, or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), such indebtedness having been discharged or such acceleration having been rescinded or annulled. For purposes of this provision, obligations of Hallmark or a Material Subsidiary pursuant to a lease that are required (as opposed to elected) to be treated as capitalized leases under generally accepted accounting principles are excluded from the definition of indebtedness.

A Material Subsidiary means a direct or indirect subsidiary of Hallmark that is an insurance company with statutory surplus of at least $50.0 million for the most recently completed fiscal quarter.

If an event of default occurs and continues, the Trustee by notice to Hallmark, or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to Hallmark (with a copy to the Trustee), may declare the entire principal of and all accrued but unpaid interest on all the Notes to be due and payable immediately. Subject to certain conditions, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the outstanding Notes. The Indenture also provides that the holders of a majority in principal amount of the Notes may waive any existing default with respect to the Notes and its consequences, except a default in the payment of the principal of and interest on the Notes.

The holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the holders of the Notes not joining in the direction or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action consistent with the Indenture relating to any such direction received from the holders of the Notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a Note may pursue any remedy with respect to the Indenture or such Note unless:

•	such holder has previously given the Trustee written notice of a continuing event of default;

•	holders of at least 25% in aggregate principal amount of the outstanding Notes have made a written request to the Trustee to pursue the remedy;

•	such holders provide to the Trustee security or indemnity acceptable to the Trustee, in its sole discretion, against any loss, liability or expense;

•	the Trustee has not complied with such request within 60 days after receipt of the request and the provision of security or indemnity acceptable to the Trustee; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

Except in the case of a default or event of default in payment of principal of and interest on any Note, the Trustee may withhold notice of a default or event of default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the Notes. Hallmark is required to deliver to the Trustee annually a statement from its applicable officers regarding whether or not they have knowledge of any default or event of default. Within 30 days of any applicable officer becoming aware of any default or event of default, such officer is required to deliver to the Trustee a statement specifying such default or event of default. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the Notes.

Ranking

The Notes will be senior unsecured indebtedness of Hallmark Financial Services, Inc. only and will not be obligations of or guaranteed by any of its subsidiaries. As such, the Notes will:

•	rank senior in right of payment to any of Hallmark’s existing and future indebtedness and other obligations that are, by their terms, expressly subordinated or junior in right of payment to the Notes;

•	rank equally in right of payment to all of Hallmark’s existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated or junior in right of payment to the Notes;

•	be effectively subordinated to all of Hallmark’s existing and future secured indebtedness and other obligations to the extent of the value of the collateral securing such secured indebtedness and other obligations; and

•	be structurally subordinated to the indebtedness and other obligations of all of Hallmark’s subsidiaries.

Merger, Consolidation, Sale, Lease or Conveyance

Under the Indenture, Hallmark may not merge or consolidate with or merge into any person, or sell, assign, transfer, lease or convey, in a single transaction or in a series of transactions, all or substantially all of its assets to any person, unless:

•	Hallmark is the continuing corporation, or the successor corporation or the person that acquires all or substantially all of Hallmark’s assets is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes all Hallmark’s obligations under the Notes and the Indenture or assumes such obligations as a matter of law;

•	immediately after giving effect to such merger, consolidation, sale, assignment, transfer, lease or conveyance there is no default (as defined above) or event of default under the Indenture; and

•	Hallmark shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the terms of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been complied with.

Upon any such consolidation or merger, sale, assignment, transfer, lease or conveyance, the successor corporation formed, or into which Hallmark is merged or to which such sale, conveyance or transfer is made, shall succeed to, and be substituted for, Hallmark under the Indenture with the same effect as if it had been an original party to the Indenture. As a result, Hallmark will be released from all its liabilities and obligations under the Indenture and under the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precisely established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” the property or assets of a person.

Certain Covenants

As described below, the Indenture will contain various covenants restricting Hallmark’s ability to engage in certain transactions, subject to certain exceptions. The holders of not less than a majority in aggregate principal amount of the Notes may waive compliance in a particular instance by Hallmark with any provision of the Indenture or the Notes, including the following covenants, except as otherwise stated below under “—Modification of the Indenture.”

Limitation on Incurrence of Indebtedness

Under the Indenture, Hallmark may not, and may not permit any of its subsidiaries to, directly or indirectly, incur any indebtedness unless both (i) no Event of Default has occurred and is continuing, and (ii) the Debt to Capital Ratio of Hallmark as of the balance sheet date immediately preceding the date on which such additional indebtedness would be incurred would have been no greater than 35%, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional indebtedness and all other indebtedness incurred since the immediately preceding balance sheet date had been incurred as of such day (except to the extent such indebtedness has been or will be used to prepay other indebtedness).

As used in this prospectus supplement:

“Debt to Capital Ratio” means, as of any date, the ratio (expressed as a percentage) equal to Consolidated Indebtedness of Hallmark as of such date divided by the Consolidated Capital of Hallmark as of such date.

“Consolidated Indebtedness” means, as of any date, the indebtedness of Hallmark and its subsidiaries for borrowed money determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (“GAAP”). For the avoidance of doubt, Consolidated Indebtedness excludes operating lease liabilities.

“Consolidated Capital” means, as of any date, the total shareholders’ equity of Hallmark and its subsidiaries determined on a consolidated basis in accordance with GAAP plus Consolidated Indebtedness.

The limitations in the first paragraph of this subsection entitled “Certain Covenants—Limitation on Incurrence of Indebtedness,” however, do not apply to the incurrence of the following types of indebtedness:

•	indebtedness of Hallmark evidenced by the Notes;

•	any indebtedness outstanding on the date of the issuance of the Notes, any indebtedness used to refinance such outstanding indebtedness, and any indebtedness incurred that is used to redeem the Notes in accordance with the terms of the Indenture;

•	indebtedness arising from the honoring by a bank or other financial institutions of a check, draft or other instrument, including, but not limited to, electronic transfers, wire transfers and commercial card payments, drawn against insufficient funds in the ordinary course of business (except in the form of committed or uncommitted lines of credit); provided, however, that such indebtedness is extinguished within 10 business days of incurrence;

•	indebtedness owed to banks and other financial institutions incurred in the ordinary course of business of Hallmark and its subsidiaries with such banks or financial institutions that arise in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of Hallmark and its subsidiaries;

•	indebtedness of Hallmark or any subsidiary in a total maximum not to exceed $5.0 million outstanding at any time, provided that on the date any such indebtedness is incurred, and after giving effect thereto on a pro forma basis, no event of default has occurred and is continuing (or would result therefrom), including pro forma compliance with any financial covenant ratios applicable to the Notes; or

•	indebtedness of Hallmark or any subsidiary to the extent that the net proceeds thereof are promptly deposited to defease all of the Notes, provided that (1) such indebtedness (x) is subordinate to any Notes not so defeased, and (y) has a maturity subsequent to any Notes not so defeased, and (2) unless all of the Notes are defeased, such indebtedness shall not be issued by any subsidiary of Hallmark.

For purposes of determining compliance with, and the outstanding principal amount of any indebtedness incurred pursuant to and in compliance with, this covenant:

•	in the event that indebtedness meets the criteria of more than one of the types of indebtedness described above, Hallmark, in its sole discretion, may divide and classify such item of indebtedness (or any portion thereof) on the date of incurrence, and may later reclassify such item of indebtedness (or any portion thereof) in any manner that complies with the Indenture, and only be required to include the amount and type of such indebtedness once;

•	guarantees of, or obligations in respect of letters of credit relating to, indebtedness that is otherwise not included in the determination of the principal amount of indebtedness shall not be included;

•	indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of the Indenture permitting such indebtedness; and

•	the amount of indebtedness issued at a price that is less than the principal amount thereof shall be equal to the principal amount.

Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, and the payment of interest in the form of additional indebtedness shall not be deemed to be an incurrence of indebtedness for purposes of this covenant. The amount of any indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of indebtedness issued with interest payable-in-kind, (ii) the principal amount, together with any interest thereon that is more than five days past due, in the case of any other indebtedness, (iii) in the case of the guarantee by a specified person of indebtedness of another person, the maximum liability to which the specified person may be subject upon the occurrence of the contingency giving rise to the obligation, and (iv) in the case of indebtedness of others guaranteed solely by means of a lien on any asset or property of Hallmark or any subsidiary (and not to their other assets or properties generally), the lesser of (x) the fair market value of such asset or property on the date on which such indebtedness is incurred, or (y) the amount of the indebtedness so secured.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of indebtedness, the U.S. dollar equivalent principal amount of indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term indebtedness, or first committed, in the case of revolving credit indebtedness; provided, that if such indebtedness is incurred to refinance other indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing indebtedness does not exceed the principal amount of such indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and reasonable fees and expenses incurred in connection with the issuance of such new indebtedness. Notwithstanding any other provision of the Indenture, the maximum amount of indebtedness that Hallmark and its subsidiaries may incur under this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any indebtedness incurred to refinance other indebtedness, if incurred in a different currency from the indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinanced indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

Under the Indenture, Hallmark may not, and may not permit any of its subsidiaries to, directly or indirectly:

•	declare or pay any dividend on or in respect of its capital stock or purchase, redeem, retire or otherwise acquire for value any capital stock of Hallmark (other than wholly in exchange for capital stock of Hallmark); or

•	make any payment or other distribution on any other securities of Hallmark or any of its subsidiaries that rank junior or pari passu with the Notes, including any indebtedness of Hallmark or any of its subsidiaries;

unless, with respect to either bullet point above, at the time of, and after giving effect to such restricted payment on a pro forma basis, (i) no event of default shall have occurred and be continuing (or would reasonably be expected to result therefrom), and (ii) Hallmark’s Debt to Capital Ratio would be no greater than 35%.

The Indenture also prohibits Hallmark from (i) directly or indirectly, selling, assigning, pledging, transferring or otherwise disposing, and Hallmark cannot permit any of its Material Subsidiaries to, directly or indirectly, sell, pledge, assign, transfer or otherwise dispose of, shares of voting capital stock, or securities convertible into voting capital stock, or options, warrants or rights to subscribe for or purchase voting capital stock of a Material Subsidiary; and (ii) permitting a Material Subsidiary to issue, sell or otherwise dispose of any shares of its voting capital stock or securities convertible into its voting capital stock or options, warrants or rights to subscribe for or purchase its voting capital stock, unless Hallmark will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of the Material Subsidiary after giving effect to that transaction. The covenant described in the preceding sentence does not apply to any transaction of the type described above under “—Merger, Consolidation, Sale, Lease or Conveyance.”

Limitation on Liens

Under the Indenture, Hallmark may not, and may not permit any of its subsidiaries to, create, assume, incur or permit to exist any indebtedness (including any guarantee of indebtedness) that is secured by a lien (other than permitted liens, as defined in the Indenture) on (a) the capital stock of any Material Subsidiary, or (b) the capital stock of a subsidiary that owns, directly or indirectly, the capital stock of any Material Subsidiary, without, in either case, providing that the Notes will be secured equally and ratably with the indebtedness so secured for so long as such indebtedness shall be so secured; provided, that this limitation does not apply to (i) liens on capital stock of a subsidiary as of the date of the initial issuance of the Notes if such subsidiary shall thereafter become a Material Subsidiary, or any renewal or extension of such existing liens, or (ii) liens on capital or other securities of subsidiaries that are not Material Subsidiaries.

Maintenance of Insurance Subsidiaries

Under the Indenture, Hallmark must cause each of its subsidiaries that is required by applicable law to be licensed as an insurer or reinsurer in order to transact its business (each, an “Insurance Subsidiary”) to (i) be duly organized and licensed or otherwise eligible to conduct an insurance or a reinsurance business, as the case may be, under the insurance statutes and regulations of the relevant insurance regulatory authorities in each jurisdiction in which the conduct of its business requires such licensing or eligibility, (ii) have all other necessary authorizations, approvals, orders, consents, certificates, permits, registrations and qualifications of and from all insurance regulatory authorities necessary to conduct its business, and (iii) comply with all applicable insurance laws, rules and regulations.

Limitations on Mergers and Consolidations of Material Subsidiaries

Under the Indenture, Hallmark may not permit a Material Subsidiary to:

•	merge or consolidate with or into any corporation or other person, unless Hallmark is the surviving corporation or person, or unless Hallmark will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding voting stock;

•	lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than Hallmark or other Material Subsidiary), unless Hallmark will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of that corporation or other person; or

•	pay any dividend in a Material Subsidiary’s voting capital stock or make any other distribution in its voting capital stock, other than to Hallmark or its other subsidiaries, unless the Material Subsidiary to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the Notes.

However, Hallmark may agree to any such merger or consolidation or sale, lease, assignment, pledge or transfer of securities, properties or assets if: (i) required by law and such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (ii) such lease, sale, assignment or transfer of securities is made by Hallmark or any of its subsidiaries acting in a fiduciary capacity for any person other than Hallmark or any of its subsidiaries; (iii) made in connection with the consolidation of Hallmark with or the sale, lease or conveyance of all or substantially all of the assets of Hallmark to, or merger of Hallmark with or into, any other person (as to which the covenant described above under the heading “—Merger, Consolidation, Sale, Lease or Conveyance” shall apply); or (iv) it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by Hallmark of another entity; provided that in the case of (iv) only, after giving effect to such disposition and acquisition, (y) at least 80% of the issued and outstanding voting stock of such entity will be owned, directly or indirectly, by Hallmark and (z) Hallmark’s consolidated assets will be at least equal to 70% of its consolidated assets prior to the acquisition. These covenants will not prohibit Hallmark or a Material Subsidiary from pledging any assets to secure borrowings incurred in the ordinary course of business.

Reports

Notwithstanding that Hallmark may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Hallmark will furnish to the Trustee and the holders, within 15 days after the applicable time periods specified in the relevant forms (or, if Hallmark is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, within 15 days after the applicable time periods specified in the relevant forms for non-accelerated filers), after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Hallmark were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Hallmark’s independent registered public accounting firm; provided, however, that to the extent such reports are filed with the SEC and publicly available, such reports shall have been deemed to have been provided to the Trustee and the holders and no additional copies need to be provided to the Trustee and the holders. The Trustee shall have no responsibility whatsoever to determine whether any such filing has occurred.

Unless such reports are otherwise filed with the SEC, Hallmark shall maintain a website to which all of the reports required by this covenant are posted to which access will be given to the Trustee, the holders and prospective purchasers of the Notes that certify their status as such to the reasonable satisfaction of Hallmark and agree to keep such reports confidential.

Any and all defaults or events of default arising from a failure to furnish or file in a timely manner a report required by this covenant shall be deemed cured (and Hallmark shall be deemed to be in compliance with this covenant) upon furnishing or filing such report as contemplated by this covenant (but without regard to the date on which such report is so furnished or filed); provided that such cure shall not otherwise affect the rights of the holders described in the section entitled “Description of Debt Securities—Events of Default” in the accompanying prospectus if the principal, premium, if any, and accrued interest have been accelerated in accordance with the terms of the Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when:

(1) either: (i) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for which payment has been deposited in trust and thereafter repaid to Hallmark, have been delivered to the Trustee for cancellation; or (ii) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and Hallmark has irrevocably deposited with the Trustee or the paying agent, in trust, for the benefit of the holders of the Notes, cash in United States dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity or redemption;

(2) Hallmark has paid all sums payable by it under the Indenture with respect to the Notes;

(3) Hallmark has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(4) Hallmark has delivered to the Trustee an officers' certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the Notes have been complied with.

Legal Defeasance and Covenant Defeasance

Legal Defeasance.

Hallmark will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 91st day after it has made the deposit referred to below, and the provisions of the Indenture will cease to be applicable with respect to the Notes (except for, among other matters, certain obligations to register the transfer of or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold funds for payment in trust) if:

(1) Hallmark has irrevocably deposited with the Trustee, in trust, cash in United States dollars, non-callable government securities, or a combination thereof, that will provide funds in amount sufficient, without reinvestment, in the opinion of a nationally recognized public accounting firm, to pay the principal of, premium, if any, and accrued interest on the Notes at the time such payments are due or on the applicable redemption date in accordance with the terms of the Indenture;

(2) Hallmark has delivered to the Trustee: (i) an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the Indenture; and (ii) an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940 and, after the passage of 91 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(3) no default (as defined above) or event of default will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of Hallmark are concerned, during the period ending on the 91st day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which Hallmark is a party or by which it is bound;

(4) Hallmark shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that, subject to certain assumptions and exclusions, all conditions precedent provided for or relating to the defeasance have been complied with; and

(5) the Trustee shall have received such other documents, assurances and opinions of counsel as the Trustee shall have reasonably required.

Covenant Defeasance.

Hallmark will not need to comply with certain restrictive covenants, and the provisions of the Indenture will cease to be applicable with respect to an event of default under the Notes other than an event of default due to its failure to pay the principal of or interest on the Notes when due, upon:

(1) the satisfaction of the conditions described in clauses 1, 2(ii), 3, 4 and 5 of the preceding paragraph; and

(2) Hallmark’s delivery to the Trustee of an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred.

If Hallmark exercises its option to omit compliance with certain provisions of the Indenture as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and non-callable government securities on deposit with the Trustee may not be sufficient to pay amounts due on the Notes at the time of acceleration resulting from such event of default. In such event, Hallmark will remain liable for such payments.

Modification of the Indenture

Except as set forth below, modification and amendment of the Indenture as applicable to the Notes may be made only with the consent of the holders of not less than a majority in principal amount of the Notes then outstanding voting as a single class.

No modification or amendment of the Indenture as applicable to the Notes may, without the consent of each holder affected thereby, do any of the following (with respect to any Notes held by a non-consenting holder):

•	change the stated maturity of the principal of, or interest on, any Note;

•	reduce the principal amount of any Note or reduce the rate of, or extend or change the time for payment of, interest on any Note;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount outstanding and waiver of the payment default that resulted from such acceleration);

•	change the place or currency of payment of principal, premium, if any, or interest on any Note;

•	change the redemption provisions of the Notes;

•	reduce any amount payable upon the redemption of any Note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

•	reduce the percentage in principal amount of outstanding Notes the consent of whose holders is required for modification or amendment of the Indenture;

•	make any change that adversely affects the right to convert or exchange the Notes as provided in the Indenture;

•	reduce the percentage in principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify such provisions with respect to modification and waiver.

Hallmark and the Trustee may modify or amend the Indenture as applicable to the Notes, without the consent of any holder of the Notes, for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated Notes in addition to or in place of definitive Notes;

•	to provide for the assumption of Hallmark’s obligations by a successor in accordance with the covenants described above under “—Merger, Consolidation, Sale, Lease or Conveyance;”

•	to conform the text of the Indenture or the Notes to any provision of this “Description of the Notes” section in this prospectus supplement, provided that any such action will not adversely affect the interests of any holder of the Notes in any material respect;

•	to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any Note as described above under “—Satisfaction and Discharge” and “—Legal Defeasance and Covenant Defeasance,” provided that any such action will not adversely affect the interests of any holder of the Notes in any material respect;

•	to make any change that would provide any additional rights or benefits to the holders of the Notes;

•	to make any change that is not inconsistent with the Indenture and does not adversely affect the legal rights thereunder of any holder of a Note;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to establish the form and terms of any Notes permitted by the Indenture or to authorize the issuance of additional Notes; or

•	to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes, pursuant to the requirements of the Indenture.

Subject to the requirements for the holders to waive a default and to pursue a remedy with respect to the Indenture or the Notes and the rights of any holder of a Note to receive payment of principal of, premium, if any, on and interest on such Note, holders of a majority in aggregate principal amount of the Notes voting as a single class may waive compliance in a particular instance by Hallmark with any provision of the Indenture or the Note, except as otherwise stated above.

Outstanding Notes; Determinations of Holders’ Actions

Notes outstanding at any time are the Notes authenticated by the Trustee except for those cancelled by it, those mutilated, destroyed, lost or stolen that have been replaced by the Trustee, those delivered to the Trustee for cancellation and those described below as not outstanding. A Note does not cease to be outstanding because Hallmark or an affiliate of Hallmark holds the Note; provided, that in determining whether the holders of the requisite principal amount of Notes have given or concurred in any request, demand, authorization, direction, notice, consent, amendment or waiver, Notes owned by Hallmark or an affiliate of Hallmark will be disregarded and deemed not to be outstanding. If the paying agent holds on a redemption date money or securities sufficient to pay Notes payable on that date, then immediately after such redemption date such Notes will cease to be outstanding.

The Trustee may make reasonable rules for action by or a meeting of holders of the Notes. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Limitation on Individual Liability

No director, officer, employee, incorporator or stockholder of Hallmark, as such, will have any liability for any obligations of Hallmark under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a Note, by accepting a Note waives and releases such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Trustee

BNY Mellon will act as trustee for the Notes under the Indenture, as permitted by the terms thereof. At all times, the Trustee must be organized and doing business under the laws of the United States or any state thereof, and must comply with the applicable requirements under the Trust Indenture Act. The Trustee may resign at any time by giving Hallmark written notice and may be removed as Trustee with respect to the Notes:

•	by notification in writing by the holders of a majority in aggregate principal amount of the outstanding Notes; or

•	by Hallmark if the Trustee (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States or any state thereof; (iii) becomes incapable of acting as Trustee; or (iv) a court takes certain actions with respect to such Trustee relating to bankruptcy or insolvency.

If the Trustee resigns or is removed, or if a vacancy exists in the office of the Trustee for any reason, Hallmark will promptly appoint a new Trustee. A resignation or removal of the Trustee will become effective only upon the successor Trustee’s acceptance of appointment in writing. The successor Trustee will deliver a notice of its succession to holders of the Notes.

If the Trustee acquires any conflicting interest, as defined in the Trust Indenture Act, with respect to the Notes, within 90 days after the Trustee has acquired a conflicting interest which has not been cured or waived, the Trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as Trustee with respect to the Notes issued under the Indenture. If the Trustee resigns, Hallmark is required to promptly appoint a successor trustee with respect to the Indenture and the Notes.

The Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

BNY Mellon and/or certain of its affiliates may provide banking, investment and other services to us. A trustee under the Indenture may act as trustee under any of our other indentures.

Notices

Any notices required to be given to the holders of the Notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

Governing Law

The Indenture and the Notes will be governed by, and will be construed in accordance with, the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

General

The Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will be issued on the issue date therefor only against payment in immediately available funds.

The Notes initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive fully registered form without interest coupons (referred to herein as “global notes”). The global notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

Except as set forth in this prospectus supplement, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for Notes in certificated form except in the limited circumstances described below under “—Exchange of Book Entry Notes for Certificated Notes.” Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Hallmark does not take any responsibility for these operations and procedures and urges investors to contact the systems or their participants to directly discuss these matters.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (referred to herein as “participants”), and to facilitate the clearance and settlement of transactions in those securities between participants through electronic, computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to banks, securities brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (referred to herein as “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

DTC has advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global notes; and

•	ownership of interests in the global notes will be shown on, and the transfer of ownership of the global notes will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Upon issuance, a holder may hold its interests in the global notes directly through DTC if it is a participant, or indirectly through organizations that are participants or indirect participants. The depositaries, in turn, will hold interests in the Notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note will be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests. For certain other restrictions on the transferability of the Notes, see “—Exchange of Book Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have Notes registered in their name, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments on the global notes registered in the name of DTC, or its nominee, will be payable in immediately available funds by the Trustee (or the paying agent if other than the Trustee) to DTC or its nominee in its capacity as the registered holder under the Indenture. Hallmark and the Trustee, as applicable, will treat the persons in whose names the Notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the Trustee nor any agent thereof has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised Hallmark that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by participants and indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the Trustee, as applicable, or Hallmark.

Neither Hallmark nor the Trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the Notes, and Hallmark and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Redemption notices will be sent to DTC or its nominee.

Initial settlement for the Notes will be made in immediately available funds. Any secondary market trading activity in interests in the global notes will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will settle in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants who have an interest in DTC’s global notes in respect of the portion of the principal amount of the Notes as to which the participant or participants has or have given direction. However, if an event of default exists under the Indenture, DTC reserves the right to exchange the global notes for Notes in certificated form and to distribute the certificated Notes to its participants.

Hallmark believes that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but Hallmark does not take responsibility for the accuracy of this information. Although DTC will agree to the procedures described in this section to facilitate transfers of interests in the global notes among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time by giving reasonable notice. Neither Hallmark nor the Trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global notes that are maintained by DTC or any of its participants or indirect participants.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for certificated Notes in definitive, fully registered form without interest coupons if:

•	DTC notifies Hallmark that it is unwilling or unable to continue as depositary for the global notes and Hallmark fails to appoint a successor depositary within 90 days of receipt of DTC’s notice, or DTC has ceased to be a clearing agency registered under the Exchange Act and Hallmark fails to appoint a successor depositary within 90 days of becoming aware of this condition;

•	at Hallmark’s request, DTC notifies holders of the Notes that they may utilize DTC’s procedures to cause the Notes to be issued in certificated form, and such holders request such issuance; or

•	an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the Indenture and a request is made by DTC or one of its participants.

In addition, beneficial interests in a global note may be exchanged by or on behalf of DTC for certificated Notes upon request by DTC, but only upon at least 20 days prior written notice given to the Trustee in accordance with DTC’s customary procedures. In all cases, certificated Notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository in accordance with its customary procedures.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relevant to U.S. holders and non-U.S. holders (each as defined below) relating to the purchase, ownership and disposition of the Notes. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, judicial decisions and rulings, pronouncements and administrative interpretations of the Internal Revenue Service (the “IRS”), all of which are subject to change, possibly on a retroactive basis. We cannot assure you that the IRS will not successfully challenge the conclusions stated below, and no ruling from the IRS has been (or will be) sought on any of the matters discussed below.

The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Notes. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of beneficial holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, mutual funds, real estate investment trusts, regulated investment companies, tax-exempt entities, personal holding companies, controlled foreign corporations, passive foreign investment companies, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates (or former long-term residents of the United States), persons who hold Notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, investors in pass-through entities, including partnerships and Subchapter S corporations that invest in the Notes, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement. In addition, this discussion is limited to holders of the Notes who purchase the Notes pursuant to this offering at their “issue price” and hold the Notes as “capital assets” within the meaning of section 1221 of the Code. For this purpose only, the “issue price” of the Notes is the first price at which a substantial amount of the Notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws or any tax treaties, or the Medicare tax on net investment income.

If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the Notes, and partners in such a partnership, are urged to consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the Notes.

U.S. Holders

The term “U.S. holder” is used herein to mean a beneficial owner of a Note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) if a valid election is in effect under applicable Treasury regulations to be treated as a U.S. person.

Payments of Interest. All of the Notes are expected to be issued at face value or a de minimis discount to face value and will bear interest at a fixed rate. Accordingly, interest on each Note generally will be includable in income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement, or other Taxable Disposition. A U.S. holder generally will recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a Note equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a Note is attributable to accrued but unpaid interest on the Note (which amount will be taxable as ordinary income to the extent not previously included in income, as described above), and (ii) the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. holder.

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale, exchange, redemption, retirement, or other taxable disposition, the Note has been held by the U.S. holder for more than one year. Otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower U.S. federal income tax rate on their net long-term capital gains than that applicable to ordinary income. U.S. holders are subject to certain limitations on the deductibility of their capital losses.

Information Reporting and Backup Withholding. Generally, interest on the Notes paid to a U.S. holder is subject to information reporting with the IRS unless such holder is a corporation or other exempt recipient and, when required, demonstrates this fact. Backup withholding generally will apply to interest payments subject to information reporting unless such holder provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to proceeds of a sale, exchange, redemption or other taxable disposition of the Notes (including a retirement of the Notes). U.S. holders should consult their tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such exemption, if applicable.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS.

Non-U.S. Holders

The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a Note (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) who is not a U.S. holder (a “non-U.S. holder”).

Payments of Interest. Subject to the discussions under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” below, payments of interest on a Note to any non-U.S. holder generally will not be subject to U.S. federal income tax or withholding provided we or the person otherwise responsible for withholding of U.S. federal income tax from payments on the Notes receives a required certification from the non-U.S. holder (as discussed below) and the non-U.S. holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of our common stock;

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	a bank receiving interest on the Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•	receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

In order to satisfy the certification requirement, the non-U.S. holder must provide a properly completed IRS Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form of either) under penalties of perjury that provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is not a U.S. person. Alternatively, in the case where a security clearing organization, bank, or other financial institution holds the Notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W8BEN or Form W-8BEN-E or the appropriate successor form for either) has been received by it from the non-U.S. holder, and a copy of such form is furnished to us or the person who otherwise would be required to withhold U.S. federal income tax.

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or a lower applicable treaty rate, on payments of interest on the Notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. In order to claim the benefit of a lower applicable treaty rate, a Non-U.S. holder must provide us, or the person who would otherwise be required to withhold U.S. federal income tax, with the required certification (generally, an IRS Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form)).

If the payments of interest on a Note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, such payments also may be subject to a branch profits tax at a rate of 30%, or a lower applicable tax treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to withholding of U.S. federal income tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification (generally, an IRS Form W-8ECI).

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, Redemption, Retirement or other Taxable Disposition. Subject to the summary of backup withholding rules below, any gain realized by a non-U.S. holder on the sale, exchange, redemption, retirement, or other taxable disposition of a Note generally will not be subject to U.S. federal income tax, unless:

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the year of such sale, exchange, redemption or other taxable disposition and certain other conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•	such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, the income is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

Proceeds from the sale, exchange, redemption, retirement, or other taxable disposition of a Note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a Note.

Information Reporting and Backup Withholding. Any payments of interest to a non-U.S. holder generally will be reported to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

A non-U.S. holder may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale, exchange, redemption or other taxable disposition unless the non-U.S. holder complies with certain certification requirements to establish that it is not a U.S. person or it is otherwise establishes an exemption backup withholding. The certification procedures required to claim an exemption from withholding of tax on interest described above under “—Non-U.S. Holders—Payments of Interest on the Notes” generally will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code and related IRS guidance concerning foreign account tax compliance rules (commonly referred to as “FATCA”), a 30% U.S. withholding tax is imposed on certain payments (which includes interest payments on the notes) paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account holders” (as specifically defined in the Code) and meets certain other specified requirements or (ii) a “non-financial foreign entity” (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such non-financial foreign entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Foreign entities located in jurisdictions that have entered into an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—Payments of Interest on the Notes,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each investor is encouraged to consult with its tax advisor regarding the implications of FATCA on their investment in a Note.

Prospective investors should consult their tax advisors regarding these withholding provisions as well as the status of the proposed United States Treasury Regulations on an investment in the Notes.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

UNDERWRITING

Raymond James & Associates, Inc. (“Raymond James”) is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated August      , 2019, each underwriter named below has severally agreed to purchase from Hallmark, and Hallmark has agreed to sell to that underwriter, the principal amount of Notes set forth opposite that underwriter’s name:

Underwriter	Principal Amount of Notes
Raymond James & Associates, Inc.	$

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes.

The underwriters propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement, plus accrued interest, if any, from August      , 2019 to the date of delivery of the Notes, and to certain dealers at a concession not to exceed     % of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the public offering price and other selling terms may be changed by the underwriters.

The Notes consist of a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange. The underwriters have advised us that they intend to make a market in the Notes after the initial offering, although they are under no obligation to do so. The underwriters may discontinue any market making activities at any time without notice. We can give no assurance as to development, maintenance or liquidity of any trading market for the Notes.

Certain expenses associated with the offer and the sale of the Notes, exclusive of the underwriting discount, are estimated to be approximately $         and will be paid by Hallmark.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may over-allot in connection with the offering of the Notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the prices of the Notes. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities, as well as other purchases by the underwriters for their own accounts, may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time. These transactions may be effected in the over-the-counter market or otherwise.

Relationships

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. In addition, in the ordinary course of their respective businesses, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect that delivery of the Notes will be made to investors on or about August      , 2019 which is the fifth business day following the date of this prospectus supplement (commonly referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the Notes initially will settle in four business days, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers who wish to trade the Notes on any date prior to the second business day before delivery should consult their advisors.

United Kingdom

The communication of this document and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being distributed to, and is only directed at, persons in the United Kingdom (i) who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended (the “Order”)) or (ii) that are high net worth companies and other entities falling within Article 49(2)(a) to (d) of the Order or (iii) that are other persons to whom it may otherwise lawfully be communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this document relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Canada

The Notes may be sold only to Canadian purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes in Canada must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) and the accompanying prospectus contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for Hallmark by McGuire, Craddock & Strother, P.C., Dallas, Texas. Certain legal matters in connection with the Notes will be passed upon for the underwriters by Troutman Sanders LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements and schedules of Hallmark Financial Services, Inc. and its subsidiaries as of December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-231502) filed by us with the SEC. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by us with the SEC. The Indenture and other documents establishing the terms of the Notes are filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may access a copy of the registration statement through the SEC’s website as provided below. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

You may also find our SEC filings and other relevant information about us on our website at http://www.hallmarkgrp.com. However, the information on our website is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus supplement. Any information filed with the SEC after the date on the cover of this prospectus supplement and prior to the termination of the offering will automatically be deemed to update and supersede this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings made by us with the SEC with file number 001-11252 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2018;

•	our definitive proxy statement filed on April 26, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019;

•	our Current Report on Form 8-K filed on May 30, 2019; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 9, 2005, including all amendments and reports filed for purposes of updating such description.

You may request a copy of any document incorporated by reference in this prospectus supplement, at no cost, by writing or telephoning us at the following:

Hallmark Financial Services, Inc.

Two Lincoln Centre

5420 Lyndon B. Johnson Freeway, Suite 1100

Dallas, Texas 75240-2345

Attention: Naveen Anand, President

Telephone: (817) 348-1600

PROSPECTUS

Hallmark Financial Services, Inc.

$150,000,000

Common Stock

Debt Securities

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may offer and sell from time to time up to $150,000,000 of securities described in this prospectus, in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings.

This prospectus provides you with a general description of the securities we may offer. Each time securities are sold using this prospectus, we will provide a prospectus supplement to this prospectus containing specific information about the offering and the terms of the securities being sold, including the offering price. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read this prospectus, the prospectus supplement, any other offering material and the information incorporated by reference carefully before you invest.

We may offer the securities independently or together in any combination for sale directly to purchasers or through one or more underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of our securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The supplements to this prospectus will provide the specific terms of the plan of distribution. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our principal executive offices are located at 777 Main Street, Suite 1000, Fort Worth, Texas 76102, and our telephone number is (817) 348-1600. Our common stock is traded on The Nasdaq Global Market under the symbol “HALL.” On May 14, 2019 the last reported sale price of our common stock on the Nasdaq Global Market was $11.46 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN THESE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

________________________

The date of this prospectus is June 3, 2019

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell our securities in one or more offerings. This prospectus provides only a general description of such securities. Each time we sell securities under this shelf registration process, we will provide a prospectus supplement that will contain more specific information about the types and terms of the securities and the manner of the offering. The prospectus supplement may also add, update or change any of the information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement, as well as the information incorporated herein and therein by reference. See, “Information Incorporated by Reference.” Any information in any prospectus supplement or any subsequent material incorporated herein or therein by reference will supersede the information in this prospectus or any earlier prospectus supplement.   This prospectus may not be used to offer to sell, to solicit an offer to buy, or to consummate a sale of any of our securities unless it is accompanied by a prospectus supplement.

Unless the context requires otherwise, in this prospectus the term “Hallmark” refers solely to Hallmark Financial Services, Inc. and the terms “we,” “our,” “us” and the “Company” refer to Hallmark and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the materials incorporated herein and therein by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbors created thereby. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate” or similar expressions. These statements include the plans and objectives of management for future operations, including plans and objectives relating to future growth of our business activities and availability of funds. Statements regarding the following subjects are forward-looking by their nature:

•	our business and growth strategies;

•	our performance goals;

•	our projected financial condition and operating results;

•	our understanding of our competition;

•	industry and market trends;

•	the impact of technology on our products, operations and business;

•	our use of the proceeds of any offering; and

•	any other statements or assumptions that are not historical facts.

The forward-looking statements included in this prospectus, any prospectus supplement and the materials incorporated herein and therein by reference are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework, weather-related events and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying these forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus, any prospectus supplement or the materials incorporated herein or therein by reference will prove to be accurate. Our actual results and financial condition may differ materially from those indicated in any forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

COMPANY OVERVIEW

We are a diversified property and casualty insurance group offering commercial and personal insurance to businesses and individuals in specialty and niche markets. We focus on marketing, distributing, underwriting and servicing property and casualty insurance products that require specialized underwriting expertise or market knowledge. We believe this approach provides us the best opportunity to achieve favorable policy terms and pricing. The insurance policies we produce are written by our six insurance company subsidiaries as well as unaffiliated insurers.

We market, distribute, underwrite and service our property and casualty insurance products and services primarily through subsidiaries whose operations are organized into product-specific business units that are supported by our insurance company subsidiaries. Our Commercial Auto business unit offers primary and excess commercial vehicle insurance products and services. Our Commercial Accounts business unit offers package and monoline property and casualty insurance products and services for small and medium-sized businesses in select industry niches. Our E&S Casualty business unit offers primary and excess liability, excess public entity liability and E&S package insurance products and services for small to medium-sized enterprises. Our E&S Property business unit offers primary and excess commercial property insurance for both catastrophe and non-catastrophe exposures. Our Professional Liability business unit offers healthcare and financial lines professional liability insurance products and services primarily for businesses, medical professionals, medical facilities and senior care facilities. Our Aerospace & Programs business unit offers general aviation and satellite launch property and casualty insurance products and services, as well as certain specialty programs. Our Specialty Personal Lines business unit offers non-standard personal automobile and renters insurance products and services.

Each business unit has its own management team with significant experience in distributing products to its target markets and proven success in achieving underwriting profitability. Each business unit is responsible for marketing, distribution and underwriting while we provide capital management, claims management, reinsurance, actuarial, investment, financial reporting, technology and legal services and other administrative support at the parent level. We believe this approach optimizes our operating results by allowing us to effectively penetrate our selected specialty and niche markets while maintaining operational controls, managing risks, controlling overhead and efficiently allocating our capital across business units. We expect future growth to be derived from organic growth in the premium production of our existing business units and selected opportunistic acquisitions that meet our criteria.

The retained premium produced by our business units is supported by our insurance company subsidiaries, which are American Hallmark Insurance Company of Texas (“AHIC”), Hallmark Insurance Company (“HIC”), Hallmark Specialty Insurance Company (“HSIC”), Hallmark County Mutual Insurance Company (“HCM”), Hallmark National Insurance Company (“HNIC”) and Texas Builders Insurance Company (“TBIC”). AHIC, HIC, HSIC and HNIC have entered into a pooling arrangement, pursuant to which AHIC retains 34% of the net premiums written by any of them, HIC retains 32% of the net premiums written by any of them, HSIC retains 24% of the net premiums written by any of them and HNIC retains 10% of the net premiums written by any of them. A.M. Best Company (“A.M. Best”), a nationally recognized insurance industry rating service and publisher, has pooled its ratings of these four insurance company subsidiaries and assigned a financial strength rating of “A–” (Excellent) and an issuer credit rating of “a-” to each of these individual insurance company subsidiaries and to the pool formed by these four insurance company subsidiaries. Also, A.M. Best has assigned a financial strength rating of “A–” (Excellent) and an issuer credit rating of   “a-” to HCM. A.M. Best does not assign a financial strength rating or an issuer credit rating to TBIC.

RISK FACTORS

Investing in our securities involves a number of risks. Before making an investment decision, you should carefully consider the risks and other information included or incorporated by reference in this prospectus and any prospectus supplement. In particular, you should consider the risks discussed under the heading “Risk Factors” in all documents incorporated by reference in this prospectus and any prospectus supplement, including our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. Risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial results. Additional risk factors may be included in any prospectus supplement relating to a particular offering of our securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities in the manner set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists solely of 33,333,333 shares of common stock, par value $0.18 per share. As of the date of this prospectus, 18,123,093 shares of our common stock were issued and outstanding. In addition, 2,005,959 shares of our common stock are reserved for issuance under our equity compensation plans. Our common stock is currently traded on the Nasdaq Global Market under the symbol “HALL.”

The following description of our common stock is a summary and is qualified in its entirety by reference to our Restated Articles of Incorporation, our Amended and Restated Bylaws, the provisions of Nevada corporate law and other applicable state law.

Dividend, Liquidation and Other Rights. Holders of shares of our common stock are entitled to receive ratably those dividends that may be declared by our board of directors out of legally available funds. Our board of directors will determine if and when distributions may be paid. However, we have never paid dividends on our common stock and our board of directors intends to continue this policy for the foreseeable future in order to retain earnings for development of our business. Also, as a holding company, Hallmark relies primarily on dividends from its insurance subsidiaries as a source of funds to pay dividends. Payment of dividends by Hallmark’s insurance subsidiaries is subject to regulatory restriction. The holders of shares of our common stock have no preemptive, subscription or conversion rights. All shares of our common stock to be outstanding following any offering under this prospectus will be duly authorized, fully paid and non-assessable. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Voting Rights. Each outstanding share of our common stock entitles the holder to one vote on all matters presented to our stockholders for a vote. The holders of one-third of the outstanding shares of our common stock constitute a quorum at any meeting of our stockholders. Assuming the presence of a quorum, directors are elected by a plurality of the votes cast in contested elections and by a majority of the votes cast in uncontested elections. Our common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of our common stock can elect all of our directors. Most amendments to our Restated Articles of Incorporation must be approved by the affirmative vote of the holders of a majority of all outstanding shares of our common stock. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock actually voted is required for the approval of substantially all other matters.

Anti-Takeover Effects of Certain Statutory Provisions

There are no provisions in our Restated Articles of Incorporation or our Amended and Restated Bylaws intended to prevent or restrict takeovers, mergers or acquisitions of the Company. However, certain provisions of Nevada corporate law and various state insurance laws could have the effect of discouraging others from attempting hostile takeovers of the Company. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Nevada Corporate Law Provisions. Nevada corporate law contains provisions governing “acquisition of controlling interest.” These statutes generally provide that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elect to restore such voting rights in whole or in part. These control share acquisition statutes only apply to a Nevada domestic corporation which (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (ii) does business in Nevada directly or through an affiliated corporation. The stockholders or board of directors of a corporation may elect to exempt the stock of a corporation from these control share acquisition statutes through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation.

Neither our Restated Articles of Incorporation nor our Amended and Restated Bylaws exempt our common stock from the Nevada control share acquisition statutes. However, at this time we do not have 100 stockholders of record who are residents of Nevada. Therefore, the provisions of these control share acquisition statutes do not presently apply to acquisitions of our shares. If these provisions were to become applicable in the future, they could discourage persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition was in the interest of our stockholders.

Nevada corporate law also contains provisions governing “combinations with interested stockholders” which may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination” unless certain conditions are met. These statutes generally define an “interested stockholder” as the beneficial owner of 10% or more of the voting shares of a publicly-held Nevada corporation, or an affiliate or associate thereof. The statutes define “combination” to include a merger or consolidation with an “interested stockholder,” or a significant sale, lease, exchange, mortgage, pledge, transfer or other disposition to an “interested stockholder.”

A corporation affected by these Nevada statutes may not engage in a combination with an interested stockholder within three years after the interested stockholder acquires its shares unless the combination or purchase was approved by the board of directors before the interested stockholder acquired such shares. If pre-approval was not obtained, then after the expiration of the three-year period the combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of certain specified thresholds.

State Insurance Laws. Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the insurance company is domiciled. Prior to granting approval of an application to acquire control of an insurance company, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquiror’s plans for the management of the applicant’s board of directors and executive officers, the acquiror’s plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state insurance statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurance company. In addition, certain state insurance laws contain provisions that require pre-acquisition notification to the state insurance commissioner of a change in control with respect to a non-domestic insurance company licensed to do business in that state. While such pre-acquisition notification statutes do not authorize the state insurance commissioner to disapprove the change of control, such statutes do authorize certain remedies, including the issuance of a cease and desist order with respect to the non-domestic insurance company if certain conditions exist, such as undue market concentration. These approval requirements may deter, delay or prevent transactions that stockholders may otherwise deem to be in their best interests.

Limitation of Liability and Indemnification

 Our Restated Articles of Incorporation provide that our directors and officers will not be liable to us for monetary damages for any breach of their fiduciary duty as a director or officer, other than (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) for the payment of dividends in violation of Nevada corporate law. In addition, our Amended and Restated Bylaws include an indemnification provision under which we have agreed to indemnify our directors, officers, employees and agents to the fullest extent permissible by law. These provisions may discourage derivative litigation against our directors and officers even if such action, if successful, might benefit us and our stockholders. Furthermore, our stockholders may be adversely affected to the extent we are required to pay the costs of defense, settlement or damages on behalf of our directors or officers pursuant to these indemnification provisions.

  Transfer Agent

 The transfer agent and registrar for our common stock is Securities Transfer Corporation.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer in one or more series under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations.

The debt securities will be issued under an indenture between us and the trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you.

General

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth in an officer’s certificate or a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet), including the following terms, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	the aggregate principal amount of the debt securities being offered and any limit on the aggregate principal amount of such series of debt securities;

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities, including the terms of subordination, if any, of such guarantees;

•	the date or dates on which the principal of the securities of the series is payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the dates from which interest will accrue, the interest payment dates and the record dates for interest payments;

•	the place or places where principal of, and any interest on, the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	any mandatory or optional redemption terms;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which, and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	any dates, if any, on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the currency of denomination of the debt securities, which may be U.S. dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of the principal of, and any interest on, the debt securities will be made;

•	if payments of principal of, any interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•	the manner in which the amounts of payment of principal of, or any interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, paying agents, or other agents appointed with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any series of debt securities, including if applicable, the conversion or exchange price and period, the securities or other property into which the debt securities will be convertible, provisions as to whether conversion or exchange will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion price or exchange price and provisions affecting conversion or exchange if such series of debt securities are redeemed; and

•	any other terms of the series of debt securities that may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon maturity or a declaration of acceleration of their maturity following an event of default pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the depositary, or a nominee of the depositary (we will refer to any such debt security as a “global debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificate as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth below, global debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. Beneficial interests in global debt securities will not be issuable in certificated form unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for such global debt security or has ceased to be qualified to act as such as required by the indenture and we fail to appoint a successor depositary within 90 days of such event, (ii) we determine, in our sole discretion, not to have such securities represented by one or more global securities, or (iii) an event of default has occurred and is continuing and the depository has requested the issuance of certificated securities. Unless and until a global debt security is exchanged for certificated debt securities under the limited circumstances described in the previous sentence, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

Covenants

The following covenants are set forth in the indenture. We will set forth in the applicable prospectus supplement any additional covenants applicable to any issue of debt securities.

•	Subject to certain exceptions, our material subsidiaries will not issue any securities if after the issuance Hallmark would own less than 80% of the voting stock of any material subsidiary.

•	Subject to certain exceptions, our material subsidiaries will not sell all or substantially all of their assets unless Hallmark owns at least 80% of the voting stock of the purchaser.

Notwithstanding the above, any material subsidiary of Hallmark may consolidate with, merge into or transfer all or any part of its properties to Hallmark or another material subsidiary of Hallmark.

Consolidation, Merger and Sale of Assets

Hallmark may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any person (a “successor person”) unless:

•	Hallmark is the surviving corporation or the successor person (if other than Hallmark) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes Hallmark’s obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity, upon redemption, by acceleration or otherwise;

•	default in the performance or breach of any covenant by us in the indenture (other than defaults described above or defaults relating to a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Hallmark; or

•	any other event of default provided with respect to a series of debt securities that is described in the applicable prospectus supplement, including any events of default relating to guarantors, if any, or subsidiaries.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an event of default with respect to any series of debt securities at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration of acceleration and its consequences if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture and we have deposited with the Trustee funds to pay all amounts advanced by the trustee. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right of power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series;

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute the proceedings in respect of such event of default in its own name as trustee under the indenture;

•	such holder or holders have offered to the trustee indemnity or security satisfactory to the trustee, in its sole discretion, against the costs, expenses and liabilities which might be incurred by the trustee in compliance with such request;

•	the trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any interest on, that debt security on or after the due dates expressed in that debt security (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture from our principal executive officer, principal financial officer or principal accounting officer. If a default or event of default occurs and is continuing with respect to the debt securities of any series and if it is actually known to a responsible officer of the trustee, the trustee shall mail to each holder of the debt securities of that series notice of the default or event of default within 60 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such default or event of default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify and amend or supplement the indenture or the debt securities of one or more series without the consent of any holder of any debt security:

•	to add guarantees with respect to debt securities of a series or secure debt securities of a series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of any series of debt securities;

•	to comply with the applicable procedures of the depositary;

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to make any change that does not materially adversely affect the rights of any holder of debt securities of such series;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; and

•	for any other reason set forth in any prospectus supplement.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of, or change the fixed maturity of, any debt security;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or any interest on, any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and any interest on, those debt securities and to institute suit for the enforcement of any such payment;

•	make any change to certain provisions of the indenture relating to waivers or amendments; or

•	waive a redemption payment with respect to any debt security, provided that such redemption is made at our option.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, by written notice to the trustee, waive our compliance with provisions of the indenture or the debt securities with respect to such series. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any interest on, any debt security of that series.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal and interest, if any, on the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series (“covenant defeasance”).

The conditions for both legal and covenant defeasance include:

•	depositing with the trustee money and/or U.S. government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, and any premium and interest on, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock or other securities. Warrants may be issued independently or together with debt securities or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements. Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	U.S. federal income tax consequences applicable to such warrants;

•	the number of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with provisions described in the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material U.S. federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

If we issue stock purchase units where debt obligations of third parties are used as security for your obligations to purchase or sell shares of common stock or other securities, we will include in the prospectus supplement information about the issuer of the debt securities. Specifically, if the issuer has a class of securities registered under the Exchange Act and is either eligible to register its securities on Form S-3 under the Securities Act of 1933 or meets the listing criteria to be listed on a national securities exchange, we will include a brief description of the business of the issuer, the market price of its securities and how you can obtain more information about the issuer. If the issuer does not meet the criteria described in the previous sentence, we will include substantially all of the information that would be required if the issuer were making a public offering of the debt securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and any prospectus supplement by any of the following methods:

•	to or through underwriters or dealers, with or without an underwriting syndicate, for them to offer and sell to the public;

•	through brokers or dealers;

•	directly to one or more purchasers in negotiated purchases or in competitively bid transactions, including block trades;

•	through designated agents; or

•	through a combination of any of these methods of sale.

If underwriters are used to sell the securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that event, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

To the extent required by applicable law, a prospectus supplement relating to any such offering of securities will set forth:

•	the name or names of any underwriters, dealers or agents and the amounts of securities purchased by each of them;

•	the public offering price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchange on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. Unless otherwise indicated in the applicable prospectus supplement, any underwriters will be obligated to purchase all of the securities if they purchase any of the securities, subject to certain conditions precedent.

If dealers are used in the sale of securities, we will sell the securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase securities directly, and we may sell securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement.

We may sell securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of securities and any commissions we pay to them. Unless otherwise indicated in the prospectus supplement, such agents will use their reasonable best efforts to solicit purchases for the period of their appointment.

Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents will be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.   The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification and contribution will be described in an applicable prospectus supplement.

We may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on The Nasdaq Global Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.

Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business. It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by McGuire, Craddock & Strother, P.C., Dallas, Texas. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedules of Hallmark Financial Services, Inc. and its subsidiaries as of December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, are incorporated by reference in this prospectus and have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission relating to the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by us with the SEC. The registration statement, exhibits and schedules provide additional information about us and the offered securities. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may access a copy of the registration statement through the SEC’s website as provided below. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

You may also find our SEC filings and other relevant information about us on our website at http://www.hallmarkgrp.com. However, the information on our website is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus and any prospectus supplement. Any information filed with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement, or after the date on the cover of this prospectus or any prospectus supplement, will automatically be deemed to update and supersede this prospectus and any such prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC with file number 001-11252 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities described in this prospectus are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2018;

•	our definitive proxy statement filed on April 26, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 9, 2005, including all amendments and reports filed for purposes of updating such description.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

Hallmark Financial Services, Inc.

777 Main Street, Suite 1000

Fort Worth, Texas 76102

Attention: Naveen Anand, President

Telephone: (817) 348-1600

$

Hallmark Financial Services, Inc.

    % Senior Unsecured Notes due 2029

PROSPECTUS SUPPLEMENT

The date of this prospectus supplement is August      , 2019